UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Grand Canyon Education, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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3300 W. Camelback Road
Phoenix, Arizona 85017
(602) 639-7500
March 28, 2011
Dear Stockholder:
You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Grand Canyon Education, Inc. (the “Company”) to be held at McKinley Hall on the campus of Grand Canyon University at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:00 a.m., local time, on Tuesday, May 17, 2011.
The notice of annual meeting and the proxy statement that follow describe the matters to come before the Annual Meeting. Each holder of record of shares of the Company’s common stock (NasdaqGM: LOPE) at the close of business on March 28, 2011 is entitled to receive notice of and to vote at the Annual Meeting, and any adjournment or postponement of the Annual Meeting. Shares of our common stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.
Our Annual Meeting materials are available over the Internet. We believe that this delivery process expedites stockholders’ receipt of proxy materials as well as lowers the costs and reduces the environmental impact of our Annual Meeting. All stockholders as of the record date were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight, Mountain Standard Time, prior to the meeting.
We hope that you will be able to attend the Annual Meeting in person and we look forward to seeing you.

Sincerely,

Brian E. Mueller Chief Executive Officer and Director
This proxy statement is dated March 28, 2011, and is first being sent or made available to stockholders on or about April 9, 2011.

VOTING METHODS
The accompanying proxy statement describes important issues affecting Grand Canyon Education, Inc. If you are a stockholder of record as of the record date, you have the right to submit your proxy through the Internet, by telephone or by mail. You also may revoke your proxy at any time before the Annual Meeting. Please help us save time and administrative costs by submitting your proxy through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your voting instructions are confirmed and posted immediately. To submit your proxy:
1.	BY TELEPHONE
a.	On a touch-tone telephone, call toll-free 1-800-652-VOTE (8683), 24 hours a day, seven days a week, through 11:00 p.m. (PT) on May 16, 2011.

b.	Please have available your notice card.

c.	Follow the simple instructions provided.
2.	BY INTERNET
a.	Go to the web site at www.investorvote.com, 24 hours a day, seven days a week, through 11:00 p.m. (PT) on May 16, 2011.

b.	Please have available your notice card.

c.	Follow the simple instructions provided.
3.	BY MAIL (if you submit your proxy by telephone or Internet, please do not mail your proxy card)
a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.
If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive instructions from the registered holder that you must follow in order to have your shares voted.
Your vote is important. Thank you for submitting your proxy.

Notice of Annual Meeting of Stockholders
to be held on May 17, 2011
To our Stockholders:
The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Grand Canyon Education, Inc. (the “Company”), will be held at McKinley Hall on the campus of Grand Canyon University at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:00 a.m., local time, on Tuesday, May 17, 2011, for the following purposes:
1.	To elect a Board of Directors of eight directors, each to serve until the 2012 annual meeting of stockholders or until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.	To approve the Annual Cash Incentive Plan in accordance with Internal Revenue Code Section 162(m);

3.	To approve the grant limitation within our 2008 Equity Incentive Plan in accordance with Internal Revenue Code Section 162(m);

4.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the enclosed Proxy Statement;

5.	To recommend, on an advisory basis, the frequency of the advisory vote on executive compensation;

6.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

7.	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.
Our Board of Directors has fixed March 28, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of Grand Canyon Education, Inc., Office of the General Counsel, 3300 W. Camelback Road, Phoenix, Arizona 85017 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting.
Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to submit the enclosed proxy by telephone or through the Internet in accordance with the instructions provided to you. If you received a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and submitting your proxy by telephone or through the Internet or returning your proxy by mail will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 17, 2011. Our Proxy Statement is attached. Financial and other information concerning Grand Canyon Education, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2010. A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, are available and may be viewed at www.edocumentview.com/LOPE.

By Order of the Board of Directors,

Christopher C. Richardson Secretary
Phoenix, Arizona
March 28, 2011

-i-

-ii-

Grand Canyon Education, Inc.
3300 West Camelback Road
Phoenix, Arizona 85017
PROXY STATEMENT
GENERAL INFORMATION
The enclosed proxy is being solicited by our Board of Directors for use in connection with the Annual Meeting to be held on Tuesday, May 17, 2011, at McKinley Hall on the Company’s campus at 3300 W. Camelback Road, Phoenix, Arizona 85017, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.
Notice of Internet Availability
In accordance with the electronic delivery rules adopted by the Securities and Exchange Commission (“SEC”), the Company is permitted to furnish proxy materials to its stockholders on the Internet, in lieu of mailing a printed copy of proxy materials to each stockholder of record. You will not receive a printed copy of proxy materials unless you request a printed copy. The Notice, which was made available to our stockholders on or about April 9, 2011, instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials. The Notice also instructs you as to how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of the Company’s proxy materials and annual report, you must follow the instructions for requesting such materials included in the Notice. Alternatively, you may download or print these materials, or any portion thereof, from any computer with Internet access and a printer. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials. To access the Company’s proxy statement and annual report electronically, please visit www.proxyvote.com or the Company’s Investor Relations website at www.gcu.edu.
Record Date and Quorum
Only stockholders of record at the close of business on March 28, 2011, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on the record date, we had approximately 45,020,905 shares of our common stock outstanding and entitled to vote, with each such outstanding share entitled to one vote per share on each matter to be voted upon by stockholders. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.
Submission of Proxies; Revocation
All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation, submitting a properly executed proxy bearing a later date, voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for stockholders of record, or by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Deadlines for Stockholder Proposals
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the Securities and Exchange Commission (the “SEC”), including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal to be included in our proxy statement must be received at our principal executive offices, addressed to our Secretary, not less than 120 calendar days before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2012 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Secretary, not later than the close of business on November 29, 2011. Subject to certain exceptions, stockholder business that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as we receive notice of the proposal as specified by, and subject to the conditions set forth in, our bylaws, addressed to our Secretary at our principal executive offices, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2012 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received not earlier than the close of business on January 21, 2012, nor later than the close of business on February 20, 2012.
A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the names and addresses of the beneficial owners, if any, on whose behalf the business is being brought, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (iv) any material interest of the stockholder and any such other beneficial owner in such business, and (v) the following information regarding the ownership interests of the stockholder or any such other beneficial owner, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and any such other beneficial owner; (B) any “derivative instrument” (which is defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company); (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company (meaning a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household.
Quorum
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Vote Required
If you hold your shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on routine matters, which include the ratification of our independent public accountants. However, your record holder cannot vote your shares without your specific instructions on the election of directors or on matters that relate to executive compensation, including the advisory votes described below on the compensation of our named executive officers and on the frequency of the advisory vote on executive compensation. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on any of the proposals offered at the Annual Meeting other than ratification of our auditors and so will have no effect on the vote. We encourage you to provide instructions to your broker regarding the voting of your shares. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.
Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the Board of Directors of each of the nominees for director. Stockholders do not have the right to cumulate their votes in the election of directors. Votes that are withheld, abstentions, and broker non-votes will have no effect on the outcome of the election.
Approve the Annual Cash Incentive Plan in accordance with Internal Revenue Code Section 162(m). Approval of the Annual Cash Incentive Plan requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal.
Approve the grant limitation within our 2008 Equity Incentive Plan in accordance with Internal Revenue Code Section 162(m). Approval of the grant limitation within our 2008 Equity Incentive Plan requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal.
Advisory vote on the compensation of our named executive officers. Approval of the proposal to approve, on an advisory basis, the compensation of our named executive officers requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal. Although this vote is advisory and is not binding on our Board of Directors, the Board of Directors and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.
Advisory vote on the frequency of the advisory vote on executive compensation. Approval of the proposal to present the advisory vote to approve the compensation our named executive officers on a triennial basis requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal. Although this vote is advisory and is not binding, the Compensation Committee will consider the outcome, along with other relevant factors, in recommending a voting frequency to the Board of Directors.
Ratification of the appointment of the Independent Registered Public Accounting Firm. Approval of the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal.

Adjournment or Postponement of Meeting
The Annual Meeting may be adjourned or postponed to any other time and to any other place at which a meeting of stockholders may be held by the chairman of the Annual Meeting or, in the absence of such person, by any officer entitled to preside at or to act as Secretary of the Annual Meeting, or by the holders of a majority of the shares of stock present or represented by proxy at the meeting and entitled to vote, although less than a quorum.
Expenses of Soliciting Proxies
We will bear the cost of soliciting proxies. In addition to solicitation by the use of mail or via the Internet, certain directors, officers and regular employees may solicit proxies by telephone or personal interview. None of such persons will receive any additional compensation for their services.

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Philosophy
The business affairs of the Company are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law, as implemented by the Company’s certificate of incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to ensure the success and continuity of business through the selection of qualified management. It is also responsible for ensuring that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles.
Board of Directors Meetings and Attendance
During our 2010 fiscal year, our Board of Directors held eight meetings and acted by written consent one time and each of our directors attended more than 75% of such meetings. We do not have a formal policy regarding attendance of our directors at annual meetings of our stockholders, but we do encourage each of our directors to attend. Six of our eight directors attended our 2010 annual meeting.
Director Independence
Our Board of Directors periodically reviews the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our Company and management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Our Board of Directors has affirmatively determined that each director other than Brent D. Richardson, who is our Executive Chairman, Brian E. Mueller, who is our Chief Executive Officer, and Christopher C. Richardson, who is our General Counsel, is “independent,” as defined by the Marketplace Rules of the Nasdaq Stock Market. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board of Directors affirmatively determines that the director does not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.
With respect to Messrs. Chad N. Heath and D. Mark Dorman, our Board of Directors considers their roles as managing directors of Endeavour Capital IV, LLC, which is the general partner of certain affiliated investment funds (the “Endeavour Entities”), and the fact that the Endeavour Entities own 11.0% of our outstanding shares of our capital stock. See “Beneficial Ownership of Common Stock.” After reviewing these relationships between and among the Company, the Endeavour Entities, and Messrs. Heath and Dorman, and considering that the affiliation between Messrs. Heath and Dorman and the Endeavour Entities will positively align their interests with those of our public stockholders, our Board of Directors has affirmatively determined (with Messrs. Heath and Dorman abstaining) that, in its judgment, Messrs. Heath and Dorman meet the applicable independence standards established by the Nasdaq Stock Market and that these relationships do not interfere with the exercise of independent judgment by these directors.
Board Leadership Structure
We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Currently, even though Mr. Richardson is an employee of the Company, the Board believes that Mr. Richardson’s role as Chairman ensures a greater role for the non-management directors in the oversight of the Company and encourages greater participation of the non-management directors in setting agendas and establishing priorities and procedures for the work of the Board. Because Mr. Richardson is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chairman of our Compensation Committee, Mr. David J. Johnson, as “lead independent director” to preside at executive sessions of “non-management” directors. The Board generally seeks to hold executive sessions twice a year.

Committees of Our Board of Directors
Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors. Our Board of Directors has established three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board committees on which such director served. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. The composition of the Board committees complies with the applicable rules of the Nasdaq Stock Market and applicable law. Our Board of Directors has adopted a written charter for each of the standing committees, which are available in the Corporate Governance section of the Investor Relations page on our website at www.gcu.edu.
Audit Committee. Our Audit Committee consists of Messrs. Jack A. Henry (chair), David J. Johnson, and Gerald J. Colangelo, each of whom our Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market and the federal securities laws. Our Audit Committee met five times during 2010. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The Audit Committee is also responsible for discussing the effectiveness of the internal controls over financial reporting with the firm and relevant financial management. Our Board of Directors has determined that each of Messrs. Henry, Johnson and Colangelo qualifies as an “Audit Committee financial expert,” as defined under applicable federal securities laws.
Compensation Committee. Our Compensation Committee consists of Messrs. David J. Johnson (chair), Chad N. Heath, and D. Mark Dorman, each of whom the Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market. Our Compensation Committee met eight times and acted by written consent one time during 2010. The Compensation Committee is responsible for, among other things, supervising and reviewing our affairs as they relate to the compensation and benefits of our executive officers. In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.
The Compensation Committee’s charter allows it to delegate any matters within its authority to individuals or subcommittees as it deems appropriate. In addition, the Compensation Committee has the authority under its charter to retain outside advisors to assist it in the performance of its duties. Beginning in the fall of 2009, the Compensation Committee has engaged Mercer as its compensation consultant and advisor to:
•	Provide ongoing recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Compensation Committee as to best practices.
In 2010, Mercer conducted a review of the Company’s executive compensation program, including an evaluation of the market positioning for total compensation and individual pay elements, and conducted interviews with representatives of management and the Compensation Committee to understand the peer group with which the Company competes for labor, capital and customers. In addition to these considerations, Mercer considered peers based on the Company’s industry and revenue. Mercer recommended a peer group of publicly traded education companies with median revenue near the Company’s revenue, which was approved. The peer group consists of the following companies:

•	Education Management Corporation;	•	Universal Technical Institute, Inc.

•	Career Education Corporation	•	Bridgepoint Education, Inc.

•	DeVry, Inc.	•	K12, Inc.

•	Corinthian Colleges, Inc.	•	Capella Education, Inc.

•	ITT Educational Services, Inc.	•	Princeton Review, Inc.

•	Lincoln Educational Services, Inc.	•	Learning Tree International, Inc.

•	Strayer Education, Inc.	•	American Public Education Co.
The Compensation Committee expects to utilize Mercer’s peer group analyses in setting compensation for 2011 and future years.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Messrs. Chad N. Heath (chair) and D. Mark Dorman, each of whom our Board of Directors has determined is “independent,” as defined under and required by the rules of the Nasdaq Stock Market. Our Nominating and Corporate Governance Committee met three times during 2010. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles, codes of conduct and compliance mechanisms; and providing oversight in the evaluation of the Board of Directors and each committee.
Code of Conduct
We have adopted our business code of conduct, which applies to all of our employees, directors, and consultants. The code of conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer and principal accounting officer, and other employees performing similar functions. A copy of our code of conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.gcu.edu. We intend to post on our website any amendment to, or waiver from, a provision of our code of conduct that applies to any director or officer, including our chief executive officer, chief financial officer and principal accounting officer, and other persons performing similar functions, promptly following the date of such amendment or waiver.
Risk Oversight
Our Board of Directors is responsible for oversight of our risk assessment and management process. The Board of Directors has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and has delegated to the Audit Committee tasks related to risk process oversight. In exercising its oversight duties, the Board of Directors receives reports from each committee regarding the committee’s considerations and actions. The Audit Committee’s process includes working with the Company’s Chief Risk Officer and other members of the Company’s enterprise risk management team, meeting periodically with the Chief Risk Officer and other members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee may also, from time to time, receive updates between meetings from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters.
Director Nomination Process
When selecting nominees for appointment or election to our Board of Directors, our Nominating and Corporate Governance Committee intends to make such selections pursuant to the following process:
•	the identification of director candidates by our Nominating and Corporate Governance Committee based upon suggestions from current directors and senior management, recommendations by stockholders and/or use of a director search firm;
•	a review of the candidates’ qualifications by our Nominating and Corporate Governance Committee to determine which candidates best meet our Board of Directors’ required and desired criteria;

•	interviews of interested candidates who best meet these criteria by the chair of the Nominating and Corporate Governance Committee, the chair of our Board of Directors, and/or certain other directors;
•	the recommendation by our Nominating and Corporate Governance Committee for inclusion in the slate of directors for the annual meeting of stockholders or for appointment by our Board of Directors to fill a vacancy during the interval between stockholder meetings; and
•	formal nomination by our Board of Directors.
Although our Nominating and Corporate Governance Committee will review each candidate’s qualifications to determine whether such candidate is appropriate for our Board of Directors, candidates need not possess any minimum qualifications or specific qualities or skills. In accordance with its charter, the Nominating and Corporate Governance Committee’s review and assessment of incumbent directors and proposed nominees includes the consideration of a candidate’s skills, business experiences, and background, which may include with respect to any particular incumbent or proposed nominee consideration of one or more of the following criteria:
•	The extent of the director’s/proposed nominee’s educational, business, non-profit or professional acumen and experience;
•	Whether the director/proposed nominee assists in achieving a mix of Board members that represents a diversity of background, perspective and experience;
•	Whether the director/proposed nominee meets the independence requirements of the listing standards of the Nasdaq Stock Market;
•	Whether the director/proposed nominee has the business experience relevant to an understanding of our business;
•	Whether the director/proposed nominee would be considered a “financial expert” or “financially literate” as defined in applicable listing standards or applicable law;
•	Whether the director/proposed nominee, by virtue of particular technical expertise, experience or specialized skill relevant to our current or future business, will add specific value as a Board member; and
•	Whether the director/proposed nominee possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.
With respect to existing members of the Board of Directors, our Nominating and Corporate Governance Committee will reassess the qualifications of a director, including the director’s performance on our Board of Directors to date, the director’s current employment, the director’s service on other boards of directors and the director’s independence, prior to recommending a director for reelection to another term. All director-nominees were recommended for election at the Annual Meeting by our Nominating and Corporate Governance Committee, and such recommendations were formally approved by our Board of Directors.
Stockholders who wish to recommend individuals for consideration by our Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Nominating and Corporate Governance Committee, c/o General Counsel, Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona 85017. Submissions must be received not less than 120 calendar days in advance of the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. For our 2012 Annual Meeting of Stockholders, stockholder nominations must be received by December 7, 2011.

Each submission must set forth: (i) the name and address of the stockholder who intends to make the nomination, or the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the following information regarding the ownership interests of the stockholder and such other beneficial owners, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder or any such beneficial owner; (B) any derivative instrument directly or indirectly owned beneficially by such stockholder or any such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company; (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder or any such beneficial owner is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household, (iv) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (vii) the consent of each nominee to serve as a director of the Company if so elected.
We did not receive any director nominations from stockholders for the Annual Meeting.
Compensation Committee Interlocks and Insider Participation
During 2010, Messrs. Johnson, Heath and Dorman served as the members of our Compensation Committee. No executive officer serves, or in the past has served, as a member of the Board of Directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Stockholder Communications with the Board of Directors
Stockholders may communicate with any of our directors, including our lead outside director, the chair of any of the committees of the Board of Directors, or the non-management directors as a group by writing to them c/o Secretary, Grand Canyon Education, Inc., 3300 West Camelback Road, Phoenix, Arizona 85017. Please specify to whom your correspondence should be directed. The Secretary will promptly forward all correspondence to the Board of Directors or any specific director, as indicated in the correspondence, except for junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Secretary may forward certain correspondence, such as product-related or service-related inquiries, elsewhere within the Company for review and possible response.

Director Stock Ownership Guidelines
The Board of Directors believes that each director should develop a meaningful ownership position in the Company. Therefore, in January 2011, the Board of Directors adopted stock ownership guidelines for directors. Pursuant to these guidelines, each director is expected to own at least $50,000 of our Common Stock. Current directors are expected to achieve the target ownership threshold within two years of the adoption of the policy, while future directors are expected to achieve the target ownership threshold within two years of their election to the Board of Directors.
Compensation of Directors
We have a directors’ compensation policy for our non-employee directors, which utilizes annual retainers, per meeting fees, and restricted stock grants. For joining our Board of Directors, new non-employee directors receive an award of restricted stock under our 2008 Equity Incentive Plan (the “Equity Incentive Plan”) valued at $20,000, which vests on the one year anniversary of the date of grant, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, our non-employee directors receive an annual retainer of $60,000 in cash or, at their election, an annual retainer consisting of $30,000 in cash and an award of restricted stock under our Equity Incentive Plan valued at $35,000. The restricted stock grants to our non-employee directors are made after our annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholders, subject to acceleration in the event of a change in control. In addition, our lead outside director receives an annual cash retainer of $33,333, each non-employee director receives an annual cash retainer for service on a Board committee of $5,000, and each committee chair receives an additional annual cash retainer of $2,500, except for the chair of the Audit Committee, whose additional annual cash retainer is $5,000. Each of the annual retainers are payable in quarterly installments. We also pay our non-employee directors a fee of $2,000 per meeting for each quarterly meeting of the Board of Directors attended. We reimburse all of our directors for reasonable expenses incurred to attend our Board of Directors and committee meetings.
2010 Director Compensation
The following table provides information regarding the compensation paid to our non-employee directors in 2010:

	Fees Earned or	Equity-Based
Name (1)	Paid in Cash ($)	Awards ($)(2)	Total ($)
Chad N. Heath	$80,500	$—	$80,500
D. Mark Dorman	78,000	—	78,000
David J. Johnson	83,833	35,000	118,833
Jack A. Henry	48,000	35,000	83,000
Gerald J. Colangelo	41,000	35,000	76,000

(1)	Directors who are Company employees receive no additional compensation for serving on the Board of Directors. Compensation for Brent D. Richardson, Brian E. Mueller, and Christopher C. Richardson is reflected in the Summary Compensation Table set forth in “Executive Compensation” below.

(2)	As part of their annual retainer, a restricted stock grant was made after our annual meeting of stockholders on May 18, 2010 to each of Messrs. Johnson, Henry and Colangelo valued at $35,000.

The following table provides a break down of the cash compensation paid to our non-employee directors in 2010 in respect of their annual retainer for service on the Board of Directors, Board of Directors’ meeting fees, annual retainer for service on Board committees, and annual retainer for services as a Board committee chair:

				Committee
	Board of			Chair
	Directors	Board of Directors	Board Committee	Annual
Name	Annual Retainer	Meeting Fees	Annual Retainers	Retainer	Total
Chad N. Heath	$60,000	$8,000	$10,000	$2,500	$80,500
D. Mark Dorman	60,000	8,000	10,000	—	78,000
David J. Johnson(1)	30,000	8,000	10,000	35,833	83,833
Jack A. Henry(1)	30,000	8,000	5,000	5,000	48,000
Gerald J. Colangelo(1)	30,000	6,000	5,000	—	41,000

(1)	The amount for Mr. Johnson includes the additional annual retainer of $33,333 that he receives in his capacity as lead outside director. The amounts for Messrs. Johnson, Henry and Colangelo exclude their respective restricted stock grants valued at $35,000.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Composition of our Board of Directors
Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Currently, our Board of Directors consists of eight members. Each nominee for the position of director will be elected at the Annual Meeting to hold office until the next annual meeting of stockholders or the director’s earlier resignation or removal. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors has nominated the eight persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire Board of Directors.
Directors and Director Nominees
All of the nominees named below are currently serving on the Board of Directors. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors.
The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership
Brent D. Richardson	48	Executive Chairman	None
Brian E. Mueller	57	Chief Executive Officer and Director	None
Christopher C. Richardson	39	General Counsel and Director	None
Chad N. Heath	36	Director	Compensation Nominating and Corporate Governance (chair)
D. Mark Dorman	50	Director	Compensation Nominating and Corporate Governance
David J. Johnson	64	Director	Compensation (chair) Audit
Jack A. Henry	67	Director	Audit (chair)
Gerald J. Colangelo	71	Director	Audit
Brent D. Richardson has been serving as our Executive Chairman since July 1, 2008. Mr. Richardson previously served as our Chief Executive Officer and as a director from 2004 to July 2008. From 2000 to 2004, Mr. Richardson served as Chief Executive Officer of Masters Online, LLC, a company that provided online educational programs and marketing services to several regionally and nationally accredited universities. Prior to 2000, Mr. Richardson served as Director of Sales and Marketing and later General Manager of the Educational Division of Private Networks, a company that produced customized distance learning curricula for the healthcare and automotive industries. Mr. Richardson received a Bachelor of Science degree in Finance from Eastern Illinois University. As our former Chief Executive Officer, and with more than 20 years of experience in the education industry, we believe that Mr. Richardson brings an extensive understanding of both our Company, in particular, and the education industry, in general, to the Board and serves as an invaluable resource for assessing and managing risks and planning for corporate strategy within the context of our overall corporate culture.
Brian E. Mueller has been serving as our Chief Executive Officer since July 1, 2008 and as a director since March 2009. From 1987 to 2008, Mr. Mueller was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between January 2006 and June 2008 as its President and a Director. Mr. Mueller previously served as the Chief Operating Officer of Apollo Group from December 2005 to January 2006, as Chief Executive Officer of the University of Phoenix Online, a unit of the University of Phoenix, from March 2002 to November 2005, and as Chief Operating Officer and Senior Vice President of the University of Phoenix Online from May 1997 to March 2002. From 1987 to May 1997, Mr. Mueller held several positions in operations management for Apollo Group. From 1983 to 1987, Mr. Mueller was a professor at Concordia University. Mr. Mueller received a Bachelor of Arts degree in Education and a Master of Arts in Education degree from Concordia University. We believe that Mr. Mueller’s past experience as a senior operating executive of Apollo Group, the largest company in our industry, and one of the persons directly responsible for the development and growth of online education in the United States, as well as his day to day leadership and intimate knowledge of our business and operations, provide the Board of Directors with both industry-wide and Company-specific experience and expertise.

Christopher C. Richardson has been serving as our General Counsel since 2007 and as a director since 2004. From 2004 to 2007, Mr. Richardson served as legal counsel in our Office of General Counsel. Prior to 2004, Mr. Richardson served as the Chief Operating Officer for Masters Online, LLC, a company that provided online educational programs and marketing services to several regionally and nationally accredited universities. Mr. Richardson received a Bachelor of Arts degree in Political Science from Brigham Young University, and a Juris Doctorate from the University of Arizona College of Law, where he graduated summa cum laude. We believe that Mr. Richardson’s legal career, which has been focused both on general corporate matters and on the extensive regulatory issues associated with operating a business in the education industry, as well as his deep knowledge of our Company, has given him the experience and knowledge to guide our Board of Directors on a variety of legal and business matters affecting the Company, including corporate governance, regulatory issues and other corporate and litigation matters.
Chad N. Heath has been serving as a member of our Board of Directors since 2005. Mr. Heath joined Endeavour Capital, a private equity firm based in Portland, Oregon that currently manages over $1 billion in equity capital, in 2001 and has served as one of its Managing Directors since 2006. Prior to joining Endeavour Capital, Mr. Heath served as a Principal at Charterhouse Group International, a New York-based private equity firm focused on middle-market transactions. Prior to Charterhouse, Mr. Heath worked in the investment banking division of Merrill Lynch. Mr. Heath currently sits on the Boards of Directors of three privately held companies: Tall Oak Learning, LLC, Barrett-Jackson Holdings, LLC, and Skagit Northwest Holdings, Inc. Mr. Heath received a Bachelor of Science in Business Administration degree, magna cum laude, from Georgetown University. We believe that Mr. Heath’s financial and investment banking background, long association with the Company, and extensive experience in investing in and serving as a director of companies in a variety of industries, brings valuable experience and insights to the Board of Directors.
D. Mark Dorman has been serving as a member of our Board of Directors since 2005. Mr. Dorman joined Endeavour Capital in 1998 and has served as one of its Managing Directors since 2006. Prior to joining Endeavour Capital, Mr. Dorman served as an investment banker at Green Manning & Bunch, a Denver-based investment banking firm focused on merger and acquisition transactions and advisory work for middle-market clients across the western United States. He also served in the investment banking groups of Boettcher & Company and Morgan Stanley. Mr. Dorman currently sits on the Boards of Directors of the following privately held companies: Skagit Northwest Holdings, Inc.; Barrett-Jackson Holdings, LLC; Alpha Broadcasting, LLC; Providien, LLC and Nor-Cal Products Holdings, Inc. Mr. Dorman received a Bachelor of Science degree from Lewis & Clark College and a Master of Business Administration degree from Harvard Business School. We believe that Mr. Dorman’s financial and investment banking background, long association with the Company, and extensive experience in investing in and serving as a director of companies in a variety of industries, brings valuable experience and insights to the Board of Directors.
David J. Johnson has been serving as a member of our Board of Directors since November 2008. From 1997 to 2006, Mr. Johnson served as Chief Executive Officer and Chairman of the Board of Directors of KinderCare Learning Centers, Inc., a for-profit provider of early childhood education and care services, and from 1991 to 1996, he served as President, Chief Executive Officer, and Chairman of the Board of Directors of Red Lion Hotels Corporation, a hotel company, each of which were portfolio companies of Kohlberg Kravis Roberts & Co. Prior to that time, Mr. Johnson served as a general partner of Hellman & Friedman, a private equity investment firm, from 1989 to 1991, as President, Chief Operating Officer and Director of Dillingham Holdings, a diversified company, from 1986 to 1988, and as President and Chief Executive Officer of Cal Gas Corporation, a principal subsidiary of Dillingham Holdings, which was also a portfolio company of Kohlberg Kravis Roberts & Co., from 1984 to 1987. Mr. Johnson received a Bachelor of Arts degree from the University of Oregon and a Master of Business Administration degree from the University of Southern California. We believe that Mr. Johnson’s extensive experience as a Chief Executive Officer of other companies provides a tremendous resource to our Board of Directors and management team, particularly in the areas of operations, finance, and corporate governance.

Jack A. Henry has been serving as a member of our Board of Directors since November 2008. Since 2000, Mr. Henry has served as the Managing Director of Sierra Blanca Ventures, LLC, a private investment and advisory firm. From 1966 to 2000, Mr. Henry worked as a certified public accountant for Arthur Andersen, a national accounting firm, retiring in 2000 as the Managing Partner of the Phoenix, Arizona office. Mr. Henry currently serves on the Board of Directors of IA Global, a services and outsourcing company, and previously served on the Boards of Directors of the following companies: Point Blank Solutions, Inc., a designer and producer of protective technologies and body armor, VistaCare, Inc., a provider of hospice care services, and White Electronic Designs Corporation, a provider of defense electronics services. He also serves on the Boards of Directors of several private companies and as President of the Arizona Chapter of the National Association of Corporate Directors. Mr. Henry received a Bachelor of Business Administration degree and a Master of Business Administration degree from the University of Michigan. We believe that Mr. Henry’s extensive experience with public and financial accounting matters for corporate organizations, as well as experience as a consultant to and director of other public companies, provide significant insight and expertise to our Board of Directors.
Gerald J. Colangelo has been serving as a member of our Board of Directors since October 2009. Mr. Colangelo has been instrumental in the development of Arizona’s professional sports industry, as the face of the National Basketball Association’s Phoenix Suns franchise since its inaugural season in 1968 and for his role in bringing Major League Baseball to Phoenix in 1998. He served as the Chairman of the NBA’s Board of Governors, and served as a member of the league’s Finance Committee, Long Range Planning Committee, Expansion Committee and Competition and Rules Committee. He is currently Managing Director of the USA Basketball Men’s Senior National Team program, overseeing a program that achieved the gold medal at the 2008 Beijing Olympics. Mr. Colangelo served as Chairman and Chief Executive Officer of the 2001 World Champion Arizona Diamondbacks, going from expansion team to World Champion in just four years. As with the NBA, Mr. Colangelo was involved with the governing of baseball, serving on the Legislative Committee and on the Board of Directors of the MLB Advanced Media arm of the league. He is currently a principal partner of JDM Partners LLC, a real estate development company. He is Chairman of the Board of the Council of Leadership Education; Vice Chairman of the Board of the Naismith Memorial Basketball Hall of Fame, the National Italian American Foundation, and Young Life International; and serves on the Boards of Directors of Southwest Leadership Foundation, the National Italian American Sports Hall of Fame and the Leadership Foundations of America. He has previously served on the Boards of Directors of the Phoenix Art Museum, the Greater Phoenix Economic Council, Athletes in Action, Phoenix Suns Charities, the Collaboration for a New Century, and the Phoenix Community Alliance, and is the past Vice President of the Downtown Phoenix Partnership. Mr. Colangelo graduated from the University of Illinois. We believe that Mr. Colangelo’s long and successful business career, including as a professional sports team executive and owner and real estate developer, as well his extensive leadership roles with leading athletic, charitable and other organizations throughout Arizona and the United States, provides the Board of Directors with significant executive leadership and management experience.
Other than Brent D. Richardson and Christopher C. Richardson, who are brothers, there are no family relationships among any of our directors or executive officers.
Our Board of Directors unanimously recommends that the stockholders vote FOR the election of each of the eight nominees listed above to constitute our Board of Directors.

PROPOSAL NO. 2
APPROVAL OF OUR ANNUAL CASH INCENTIVE PLAN IN ACCORDANCE WITH
SECTION 162(M) OF THE INTERNAL REVENUE CODE
Our Board of Directors has approved, upon the recommendation of the Compensation Committee and subject to the approval of our stockholders at the 2011 Annual Meeting of Stockholders, our Annual Cash Incentive Plan (the “Cash Incentive Plan”).
Stockholders are being asked to approve the Cash Incentive Plan to ensure that annual cash bonuses paid to plan participants will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and thus be fully deductible by the Company for federal income tax purposes. Section 162(m) and related guidance generally preclude a publicly traded company from taking a tax deduction for compensation in excess of $1.0 million per individual paid to certain “covered employees.” These covered employees consist of our chief executive officer and our three other highest compensated officers, excluding our chief financial officer. The deduction limitation is subject to an exception for “performance-based” compensation that meets certain requirements, including a requirement that the “material terms of the performance goals” applicable to the covered employees must be disclosed to and approved by stockholders before any compensation is paid to them. Stockholder approval of the Cash Incentive Plan will constitute approval of the “material terms of the performance goals” under the plan within the meaning of the regulations under Section 162(m). By approving the Cash Incentive Plan, the stockholders will be approving, among other things, the participant eligibility requirements, the performance criteria on which incentive awards are based and the maximum dollar amount of compensation that may be paid under the plan to any covered employee in any fiscal year.
If the Cash Incentive Plan is approved by stockholders, it will be effective for fiscal 2011, beginning January 1, 2011 and ending December 31, 2011, and will remain in effect for each fiscal year thereafter until terminated by our Board of Directors or Compensation Committee. If the stockholders do not approve the Cash Incentive Plan, we will not be able to provide annual cash incentives under the plan to our covered employees.
The affirmative vote of a majority of shares of common stock present in person or represented by proxy and voting at the Annual Meeting and entitled to vote on the matter is required for approval of this proposal.
Our Board of Directors unanimously recommends a vote FOR approval of the Cash Incentive Plan.
Summary of the Cash Incentive Plan
The following is a summary of the Cash Incentive Plan. It is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A to this proxy statement.
Administration. The Cash Incentive Plan will be administered by the Compensation Committee, consisting of at least two nonemployee directors, each of whom satisfies the requirements for an “outside director” as the term is defined under Section 162(m). The Compensation Committee may delegate authority to a designee with respect to administration of awards which are not intended to be performance-based for purposes of Section 162(m).
Eligibility. The Compensation Committee will select participants in the Cash Incentive Plan from among the officers and regular employees of the Company and its subsidiaries. As of February 28, 2011, all employees (including all executive officers) were eligible to be designated to participate in the Cash Incentive Plan and, subject to stockholder approval of Proposal 2, were selected by the Compensation Committee to participate in the Cash Incentive Plan for 2011.
Determination of awards under the Cash Incentive Plan. For each fiscal year, the Compensation Committee establishes one or more performance goals to be satisfied and the target bonus to be earned by each participant if those performance goals are satisfied. The target bonus may be either an absolute dollar amount or a specified percentage of base salary, as determined by the Compensation Committee. For those participants who are covered employees, the Compensation Committee generally must establish the applicable annual performance goals no later the 90 days after the commencement of the fiscal year and at a time when their outcome remains substantially uncertain.

The performance goals for each fiscal year must be based on one or more of the following measures of Company performance: (i) revenue targets; (ii) adjusted EBITDA targets (as such term is defined from time to time in the Company’s periodic reports as filed with the Securities and Exchange Commission); (iii) return measures (including, but not limited to, return on assets, capital, investment, equity or sales, and total stockholder return); (iv) earnings per share; (v) net income (before or after taxes) or operating income; (vi) budget comparisons; (vii) regulatory compliance; (viii) productivity improvements; (ix) measures of student satisfaction or achievement; (x) any combination of, or a specified increase in, any of the foregoing; and (xi) the completion of corporate transactions intended to enhance the Company’s revenue or profitability. The Compensation Committee may also establish personal performance goals for any participant.
Performance goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to a budget, an index or the performance of other entities and may also be based on the performance of any of the Company’s business units. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of credited performance above which no greater award may be earned. The measured attainment of performance goals may include or exclude certain extraordinary items or transactions, as determined by the Compensation Committee.
The maximum bonus payable to any participant in a fiscal year may not be greater than 200% of the participant’s base salary for the year or exceed $2,000,000. This amount is greater than bonus levels paid by the Company in previous years. This bonus limit was set in part to allow the Cash Incentive Plan to accommodate continued growth of the Company. The Board believes that this limit will provide the Compensation Committee with sufficient flexibility to recognize exceptional individual performance.
Final payouts for a fiscal year under the Cash Incentive Plan must be approved by the Compensation Committee and will occur as soon as practical after the close of the Company’s financial books for the fiscal year. To be eligible to receive a bonus payment, a participant must generally remain an employee as of the last day of the fiscal year. However, the Compensation Committee may authorized a prorated bonus payment based on actual achievement of the applicable performance goals for the full fiscal to any employee whose employment terminates during the year by reason of death, disability, retirement or involuntary termination due to a reduction in force after at least six months of service during the year. The Compensation Committee may adjust individual bonus payment up or down based on the individual’s personal performance, provided that no such upward adjustment may be made to any bonus payable to a covered employee.
Deferral of bonuses. Bonuses earned under the Cash Incentive Plan generally must be paid no later than the 15th day of the third month following the end of the fiscal year. However, the Compensation Committee may permit a participant to defer all or part of the bonus awarded to such participant under any Company sponsored deferred compensation plan for which that participant is eligible.
Amendment or termination. The Company reserves the right, exercisable by the Compensation Committee, to amend the Cash Incentive Plan at any time and in any respect or to discontinue and terminate the Cash Incentive Plan in whole or in part at any time; provided, however, that certain amendments to the Cash Incentive Plan will be subject to approval of the Company’s stockholders in such manner and with such frequency as shall be required under Section 162(m).
Summary of federal income tax consequences. Under present federal income tax law, participants will realize ordinary income, equal to the amount of the award paid to them, at the time of payment. That income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Cash Incentive Plan satisfies the requirements of Section 162(m), which imposes a $1,000,000 limitation on the income tax deductibility of non-performance-related compensation paid per individual in the group comprised of the Company’s chief executive officer and the three most highly compensated officers (other than the chief financial officer), and otherwise satisfies the requirements for deductibility under federal income tax law.
Award amounts. Bonuses payable under the Cash Incentive Plan for fiscal year 2011 and future years cannot currently be determined because they will depend on the attainment by the Company and plan participants of the specified performance goals established by the Compensation Committee. If the Cash Incentive Plan as proposed herein had been in effect for fiscal year 2010, the amounts that would have been paid to named executive officers under the Cash Incentive Plan are the same as those that were actually paid to them under the cash incentive plan in effect for fiscal 2010, which amounts are set forth in the Compensation Discussion and Analysis section under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

PROPOSAL NO. 3
APPROVAL OF THE SECTION 162(M) LIMITS OF
OUR 2008 EQUITY INCENTIVE PLAN
Our stockholders have previously approved our 2008 Equity Incentive Plan (the “Equity Incentive Plan”), under which employees, officers, directors and consultants may be granted equity-based and cash-based awards. The stockholders now are being asked to approve certain provisions of the Equity Incentive Plan solely for the purpose of preserving the Company’s ability to deduct in full for federal income tax purposes the compensation recognized by our certain of our executive officers in connection with performance-based awards that may be granted to them in the future under the Equity Incentive Plan.
As described in Proposal No. 2, under Section 162(m) of the Code and related guidance, we generally may not deduct for federal income tax purposes compensation paid to certain executive officers to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes even if it exceeds $1.0 million in a single year. In general, for a grant under the Equity Incentive Plan to qualify as “performance-based,” certain material terms of the Equity Incentive Plan must have been approved by our public stockholders in a separate vote. Awards granted under the Equity Incentive Plan during a transition period following our initial public offering and ending on the earlier of the date of a material modification of the Equity Incentive Plan or the 2011 annual meeting are, however, exempt from the deduction disallowance rule of Section 162(m). The availability of the exemption for awards of performance-based compensation therefore depends upon obtaining approval of the Equity Incentive Plan by our public stockholders at the 2011 annual meeting.
The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to preserve the ability of the Company to deduct in full compensation related to stock options, stock appreciation rights and other performance-based awards granted under the Equity Incentive Plan. Therefore, solely for the purpose of qualifying such compensation as performance-based under Section 162(m), the stockholders are asked to approve the following provisions of the Equity Incentive Plan (the “Section 162(m) Qualifying Provisions”):
•	All employees of the Company and any parent or subsidiary corporation of the Company or other affiliated entity are eligible to be granted stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash-based awards under the Equity Incentive Plan.

•	No participant may receive in any fiscal year under the Equity Incentive Plan equity-based awards intended to qualify as “performance-based” for more than 2,000,000 shares of our common stock, provided that this limit will be appropriately adjusted for stock splits, stock dividends and similar changes to the Company’s capital structure.

•	No participant may receive in any fiscal year under the Equity Incentive Plan cash-denominated awards intended to qualify as “performance-based” for more than $5,000,000 for each full fiscal year contained in the applicable performance period.

•	The vesting of restricted stock, restricted stock units, performance share and performance unit awards and other stock-based awards and cash-based awards intended to qualify as “performance-based” may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance measures, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the administrator in the award: (i) revenue, (ii) sales, (iii) expenses, (iv) operating income, (v) gross margin, (vi) operating margin, (vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization, (viii) pre-tax profit, (ix) net operating income, (x) net income, (xi) economic value added, (xii) free cash flow, (xiii) operating cash flow, (xiv) balance of cash, cash equivalents and marketable securities, (xv) stock price, (xvi) earnings per share, (xvii) return on stockholder equity, (xviii) return on capital, (xix) return on assets, (xx) return on investment, (xxi) employee satisfaction, (xxii) employee retention, (xxiii) market share, (xxiv) customer satisfaction, (xxv) product development, (xxvi) research and development expenses, (xxvii) completion of an identified special project, or (xxviii) completion of a joint venture or other corporate transaction.

While we believe that compensation provided by such awards under the Equity Incentive Plan generally will be deductible by the Company for federal income tax purposes, under certain circumstances, such as a change in control of the Company, compensation paid in settlement of certain awards may not qualify as performance-based.
We believe that we must retain the flexibility to respond to changes in the market for top executive officers and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to executive officers, our Board of Directors believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.
If stockholder approval of this proposal is not obtained, we will not make any further grants under the Equity Incentive Plan to our Chief Executive Officer and our other named executive officers who are “covered employees” as defined in Section 162(m), or their successors, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.
The affirmative vote of a majority of shares of common stock present in person or represented by proxy and voting at the Annual Meeting and entitled to vote on the matter is required for approval of this proposal.
Our Board of Directors unanimously recommends a vote FOR approval of the provisions of our 2008 equity incentive plan setting forth the Section 162(m) limits.
Summary of the 2008 Equity Incentive Plan
The following summary of the Equity Incentive Plan as currently in effect is qualified in its entirety by the specific language of the Equity Incentive Plan. Copies of the Equity Incentive Plan are available to any stockholder upon request addressed to Investor Relations, Grand Canyon Education, Inc., 3300 West Camelback Road, Phoenix, Arizona 85017. The Equity Incentive Plan may also be viewed without charge on the Securities and Exchange Commission website at www.sec.gov.
Purpose. Our Board of Directors and stockholders previously adopted the Equity Incentive Plan to enhance the link between the creation of stockholder value and executive incentive compensation and to give our directors, executive officers and other employees appropriate motivation and rewards for achieving increases in share value. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards, cash-based awards, and nonemployee director awards.
Shares reserved for issuance under the plan. As of February 28, 2011, we had authorized and reserved a total of 7,622,034 shares of our common stock for issuance under the Equity Incentive Plan. This reserve automatically increases on a cumulative basis on January 1 of each year through 2018, by an amount equal to the smaller of (a) 2.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by our Board of Directors. We will make appropriate adjustments in the number of authorized shares and other numerical limits in the Equity Incentive Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards that expire or are cancelled or forfeited will again become available for issuance under the Equity Incentive Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the Equity Incentive Plan.

Certain award limits. To enable compensation provided in connection with certain types of awards intended to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the Board of Directors has amended the Equity Incentive Plan to establish limits on the maximum aggregate number of shares or dollar value for which such awards may be granted to an employee in any fiscal year, as follows:
•	No more than 2,000,000 shares under equity-based awards.
•	No more than $5,000,000 for each full fiscal year contained in the performance period under cash-denominated awards.
In addition, to comply with applicable tax rules, the Equity Incentive Plan also limits to 4,199,937 the number of shares that may be issued upon the exercise of incentive stock options granted under the Equity Incentive Plan, provided that this limit automatically increases on a cumulative basis on January 1 of each year through 2018, by an amount equal to the smaller of (a) the annual increase described above or (b) 4,199,937 shares. These award limits are subject to appropriate adjustments in the event of a stock split or other change in our capital structure.
Plan administration. The Equity Incentive Plan is administered by our Compensation Committee or, if there is no Compensation Committee, by our Board of Directors acting as the Compensation Committee. The Compensation Committee has the complete discretion to make all decisions relating to the Equity Incentive Plan, including modifying outstanding awards. All such decisions shall be final and binding unless fraudulent or made in bad faith.
Eligibility. We may grant awards under the Equity Incentive Plan to our employees, officers, directors, or consultants, or those of any future parent or subsidiary corporation or other affiliated entity. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units, and cash-based awards or other stock-based awards to any eligible participant.
Description of options. Subject to plan limits, the Compensation Committee has discretion to determine the terms of each option and the number of shares covered by each option, and the vesting term for each option. In most cases, options will expire not more than 10 years after they are granted, though options generally expire earlier if the participant’s service terminates earlier. The total fair market value of the shares (as of the date of grant) with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year may not exceed $100,000.
Type of stock option grants permitted. The Equity Incentive Plan permits us to grant incentive stock options and nonstatutory stock options. After we grant an option, the principal differences to the participant between an incentive stock option and a nonstatutory stock option relate to federal income tax consequences, which are described below.
Exercise price of stock options. The Compensation Committee determines the option exercise price of each option. However, the exercise price may not be less than the fair market value of the shares on the date of grant; provided however, that exercise price of any incentive stock option granted to a person who is also a 10% stockholder of our common stock will not be less than 110% of the fair market value of the shares on the date of grant.
Each option is exercisable at the time or times and under the restrictions and conditions that the Compensation Committee determines in its discretion; provided, however, that no option will be exercisable after the expiration of 10 years from the date the option is granted; and provided, further, that no incentive stock option granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary of ours will be exercisable after the expiration of five years from the date the incentive stock option is granted.
Description of stock appreciation rights. Stock appreciation rights provide for payment of any appreciation in the market price of a specified number of shares of our common stock between the grant date and the date on which a stock appreciation right is exercised after it has vested. The amount of any payments received under a stock appreciation right will fluctuate up and down with changes in our share price. The amount of stock price appreciation may be paid in cash, in shares of our common stock having a fair market value equal to the amount of appreciation to be paid, or in a combination of cash and shares of stock. The form of payment will be determined by the Compensation Committee, in its discretion. Stock appreciation rights may be awarded in combination with options, and such an award may provide that the stock appreciation rights will not be exercisable unless the related options are forfeited.

Each stock appreciation right is exercisable at the time or times and under the restrictions and conditions that the Compensation Committee determines in its discretion; provided, however, that no stock appreciation right will be exercisable after the expiration of 10 years from the date the stock appreciation right is granted. Stock appreciation rights granted in combination with options shall expire on the date the related options expire.
Exercise price of stock appreciation rights. The Compensation Committee determines the exercise price of each stock appreciation right. However, the exercise price for each stock appreciation right granted in combination with a stock option will be the same as the exercise price of the related stock option. The exercise price per share of a freestanding stock appreciation right will not be less than the fair market value of a share of stock on the date the right is granted.
Description of restricted stock awards. The Compensation Committee may approve a restricted stock award in the form of either a restricted stock bonus, restricted stock purchase right or restricted stock unit. A restricted stock bonus is a grant of stock which does not generally require payment of any monetary purchase price, a restricted stock purchase right is an award which permits the Equity Incentive Plan participant to elect during a short period of time to purchase a specified number of shares at a specified price, and a restricted stock unit is simply a promise by us to issue shares at or after vesting of the units.
The purchase price for shares of stock issuable under a restricted stock purchase right is established by the Compensation Committee in its discretion. Generally, no monetary payment is required for the issuance of shares under a restricted stock bonus award or a restricted stock unit award, the consideration for which will be services already rendered by the Equity Incentive Plan participant. However, a participant granted a restricted stock bonus or a restricted stock unit award may be required to furnish consideration in the form of cash or past services rendered in the amount of the par value of the shares subject to the award. Generally, the vesting of restricted stock awards will cease upon termination of the participant. The Compensation Committee, in its discretion, can determine the period during which a participant may exercise its restricted stock purchase right, though such period cannot exceed 30 days from the date of grant of the award.
Description of performance awards. Performance awards may be granted in the form of either performance shares or performance units. These awards are contractual rights that provide the holder with a payment in shares or cash if certain performance goals established by the Compensation Committee are attained within a specified time period. The Compensation Committee decides, in its discretion, whether or not a participant will be granted a performance award, and if so, the type of award, the number of performance shares or units subject to the award, the applicable performance goals and the performance period. The number of performance shares or performance units a participant is awarded is set forth in an award agreement.
The initial value of each performance share and performance unit will be determined by the Compensation Committee. Generally, the initial value of a performance share will be equal to the fair market value of one share of our common stock on the date of grant and the initial value of each performance unit will be a monetary value established by the Compensation Committee at the time of grant. The ultimate value of a performance award depends on the extent to which performance goals established by the Compensation Committee are attained and, in the case of performance shares, the fair market value of our common stock at the time payment is made under the award.
Performance goals are established by the Compensation Committee based on targets to be obtained with respect to one or more measures of business or financial performance during the performance period specified by the Compensation Committee. Once a performance goal is established, it cannot be changed during the performance period.
Measurement of performance goals. The Equity Incentive Plan sets forth performance measures used in the case of an award intended to qualify as “performance-based” under Section 162(m). To qualify as a “performance-based,” the number of shares or other benefits granted, issued, retainable or vested under an award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance measures, either individually, alternatively or in any combination, applied to either us as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Compensation Committee in the award: (i) revenue, (ii) sales, (iii) expenses, (iv) operating income, (v) gross margin, (vi) operating margin, (vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization, (viii) pre-tax profit, (ix) net operating income, (x) net income, (xi) economic value added, (xii) free cash flow, (xiii) operating cash flow, (xiv) balance of cash, cash equivalents and marketable securities, (xv) stock price, (xvi) earnings per share, (xvii) return on stockholder equity, (xviii) return on capital, (xix) return on assets, (xx) return on investment, (xxi) employee satisfaction, (xxii) employee retention, (xxiii) market share, (xxiv) customer satisfaction, (xxv) product development, (xxvi) research and development expenses, (xxvii) completion of an identified special project, or (xxviii) completion of a joint venture or other corporate transaction.

Cash-based awards and other stock-based awards. The Compensation Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Compensation Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Compensation Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The Compensation Committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Compensation Committee and set forth in the participant’s award agreement.
Nonemployee director awards. The Equity Incentive Plan authorizes the Compensation Committee to establish a program of periodic awards to our nonemployee directors. These awards may take the form of nonstatutory stock options, stock appreciation rights, restricted stock awards or restricted stock unit awards. Nonemployee director awards are to be granted on a periodic, nondiscriminatory basis. They may consist of a basic award granted to all nonemployee directors, with additions for one or more of the following: (i) initial election or appointment to our Board of Directors; (ii) service on a committee of our Board of Directors; and (iii) service as chairman of our Board of Directors. Only members of the Board of Directors who are not employees at the time of grant will be eligible to participate in the non-employee director awards component of the Equity Incentive Plan. The Board of Directors or the Compensation Committee will set the amount and type of non-employee director awards to be awarded on a periodic, non-discriminatory basis. Under our current nonemployee director compensation plan, upon joining our Board of Directors, new non-employee directors receive an award of restricted stock under the Equity Incentive Plan valued at $20,000, which vests on the one year anniversary of the date of grant, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, our non-employee directors also receive an annual retainer of $60,000 in cash or, at their election, an annual retainer consisting of $30,000 in cash and an award of restricted stock under the Equity Incentive Plan valued at $35,000. The restricted stock grants to our non-employee directors are made after our annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the next year’s annual meeting of stockholders, subject to acceleration in the event of a change in control.
Effect of change in control. In the event of a change in control, as described in the Equity Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Equity Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all non-employee director awards will automatically be accelerated in full. The Equity Incentive Plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
Amendment and termination. The Equity Incentive Plan will continue in effect until its termination by the Compensation Committee, provided that no awards may be granted under the Equity Incentive Plan following September 26, 2018, the tenth anniversary of the Equity Incentive Plan’s effective date. The Compensation Committee may amend, suspend or terminate the Equity Incentive Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the Equity Incentive Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law. No amendment, suspension or termination of the Equity Incentive Plan may affect any outstanding award unless expressly provided by the administrator, and, in any event, may not have a materially adverse affect an outstanding award without the consent of the participant unless necessary to comply with applicable law.

U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Equity Incentive Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
Incentive stock options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. We are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.
Nonstatutory stock options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us. We are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee, except to the extent such deduction is limited by applicable provisions of the Code. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.
Stock appreciation rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted stock awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted stock unit, performance shares and units, cash-based and other stock-based awards. A participant generally will recognize no income upon the receipt of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted stock awards.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted stock awards”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Dividend equivalents. A participant will recognize taxable income upon the payout of a dividend equivalent.
Section 162(m). Section 162(m) of the Code would render non-deductible to us certain compensation in excess of $1,000,000 received in any year by certain executive officers unless such excess is “performance-based compensation” (as defined in the Code) or is otherwise exempt from Section 162(m). The availability of the exemption for awards of performance-based compensation not covered by the transition period rule described above depends upon obtaining approval of certain material terms of the Equity Incentive Plan by our public stockholders. Provided we obtain the approval of our stockholders of this proposal, grants of options and stock appreciation rights, and grants of restricted stock awards, restricted stock units and performance awards conditioned on attainment of one or more performance goals set forth in the Equity Incentive Plan, may qualify as performance-based compensation exempt from Section 162(m).
Section 409A. Certain awards granted under the Equity Incentive Plan may be deemed to constitute deferred compensation within the meaning of Section 409A of the Code and must satisfy the requirements of Section 409A to avoid adverse tax consequences to participants who receive such awards. These requirements include limitations on election timing, acceleration of payments, and distributions. We intend to structure any deferrals and awards under the Equity Incentive Plan to meet the applicable tax law requirements.

PROPOSAL NO. 4
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with our 2011 annual meeting of stockholders, commonly referred to as a “Say-on-Pay” vote, as well as an advisory vote with respect to whether future Say-on-Pay votes will be held every one, two or three years, which is the subject of Proposal No. 5 in this proxy statement.
The advisory vote on executive compensation is a non-binding vote on the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, including the tabular disclosure and accompanying narrative disclosure, regarding such compensation, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section starting on page 31 of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers.
The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years.
We pay our executive officers based on business performance and individual performance, and, in setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive officer. Under our compensation philosophy, which we discuss in the Compensation Discussion and Analysis, a named executive officer’s total compensation will vary based on our overall performance and the particular named executive officer’s personal performance and contribution to our overall results. We believe that the compensation program we follow helps us achieve our principal compensation objectives of relating compensation to performance and making our compensation package competitive and cost-effective.
The Compensation Discussion and Analysis section starting on page 31 of this proxy statement provides a more detailed discussion of our executive compensation program and compensation philosophy. We believe our policies have helped us achieve our compensation objectives of attracting, motivating, retaining, and rewarding our key officers.
The vote solicited by this Proposal No. 4 is advisory, and therefore is not binding on us, our Board of Directors or our Compensation Committee, nor will its outcome require us, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by us or our Board of Directors.
Furthermore, because this non-binding, advisory vote primarily relates to the compensation of our named executive officers that we have already paid or otherwise contractually committed to, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate for us to take in the future to address those concerns.
Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 4:
“RESOLVED, that the stockholders of Grand Canyon Education, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2011 Annual Meeting of Stockholders.”
Our Board of Directors unanimously recommends that you vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 5
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY
OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
In connection with Proposal No. 4 above seeking advisory approval of the compensation of our named executive officers, the Dodd-Frank Act also requires that we include in this proxy statement for our 2011 Annual Meeting a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board of Directors recommends that our stockholders select a frequency of three years, or a triennial vote. We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.
Our Board of Directors believes that our current executive compensation programs directly link the compensation we pay to our executive officers to our overall financial performance and therefore strongly align the interests of our executive officers with those of our stockholders. Our Board of Directors has determined that an advisory vote on executive compensation every three years is the best approach for our company based on a number of considerations, including the following:
•	Our compensation program does not change significantly from year to year and is designed to induce performance over a multi-year period. Our Board of Directors believes that a vote held every three years would be more consistent with, and provide better input on, our long-term compensation policies;
•	A triennial vote cycle will give our Board of Directors and the Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and to effectively implement any changes to our executive compensation policies and procedures that our Board of Directors and Compensation Committee determine are appropriate based on such consideration and discussions;
•	A triennial vote cycle will provide stockholders with a more complete view of the amount and mix of the components of the compensation paid to our named executive officers;
•	A triennial vote cycle will give stockholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related performance of the company, and whether the components of the compensation paid to our named executive officers have achieved positive results for us; and
•	Many large shareholders rely on proxy advisory firms for vote recommendations. We believe that a triennial vote on executive compensation, rather than an annual or biennial vote, will help proxy advisory firms provide more detailed and thorough analyses and recommendations regarding our compensation programs. Less frequent Say-on-Pay votes will improve the ability of institutional shareholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of shareholders.
Our stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in the years when Say-on-Pay votes do not occur. For example, NASDAQ rules require that we seek stockholder approval for new employee equity compensation plans and material revisions of our existing plans. Further, as discussed under “Corporate Governance and Board Matters—Stockholder Communications with the Board of Directors” on page 9 of this proxy statement, we provide stockholders with an opportunity to communicate directly with our Board of Directors, including on issues of executive compensation.
We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.
The Board of Directors will continue to engage with our stockholders on executive compensation between stockholder votes.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, or one year when you vote in response to the resolution set forth below, or you may abstain from voting on this matter.
“RESOLVED, that the stockholders of Grand Canyon Education, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC, is:
Choice 1—every three years;
Choice 2—every two years;
Choice 3—every year; or
Choice 4—abstain from voting.”
The option of three years, two years or one year that receives votes representing the majority in voting power of shares present in person or represented by proxy and entitled to vote will be the frequency for the advisory vote on the compensation of our named executive officers that has been selected by stockholders. However, because this vote is advisory and is not binding on our Board of Directors, the Board of Directors may decide that it is in the best interests of us and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this Proposal No. 5.
This vote may not be construed (1) as overruling a decision by us or our Board of Directors or (2) to create or imply any change or addition to the fiduciary duties of us or our Board of Directors. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.
Our Board of Directors unanimously recommends that you vote FOR the option of once every three years as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K of the SEC rules.

PROPOSAL NO. 6
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 2008. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our stockholders. In the event the stockholders fail to ratify the selection, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of Ernst & Young for fiscal 2011 will stand, unless the Audit Committee finds other good reason for making a change. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
A representative of Ernst & Young will be present at the meeting, will be afforded an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions during the meeting.
Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
Fees
For the years ended December 31, 2010 and 2009, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services. All of the fees for audit, audit-related, tax and other services performed by Ernst & Young were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Services Rendered	2010	2009
Audit Fees(1)	$502,281	$551,278
Audit-Related Fees	—	—
Tax Fees(2)	31,150	116,858
All Other Fees	—	—

Total Fees	$533,431	$668,136

(1)	Audit Fees relate to services rendered for the audits of our annual financial statements, for the review of quarterly financial statements, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. All 2010 Audit Fees related to audit and review services expensed in 2010. In 2009, $502,504 of the Audit Fees related to audit and review services expensed in 2009, and $48,774 of the Audit Fees related to services provided in connection with our secondary public offering completed in September 2009, including the filing of our Registration Statement on Form S-1.

(2)	For 2010, Tax Fees consisted of $31,150 for assistance with IRS examinations. For 2009, Tax Fees consisted of $73,221 for tax advisory services, $8,465 for tax return services for prior years provided in 2009, and $35,172 for assistance with IRS examinations.

Approval of Independent Registered Public Accounting Firm Services and Fees
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by our independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of our independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires that written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services.
The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services, as defined in the policy, or for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.
On a regular basis, management provides written updates to the Audit Committee regarding the amount of audit and non-audit service fees incurred to date. All of the services described above for fiscal years 2010 and 2009 were approved by our Audit Committee.
AUDIT COMMITTEE REPORT
Our Audit Committee is composed of three members, each of whom the Board has determined to be an independent director as defined by the listing standards of the Nasdaq Stock Market. The duties of the Audit Committee are summarized in this proxy statement under “Committees of Our Board of Directors” on page 6 and are more fully described in the Audit Committee charter adopted by the Board of Directors.
One of the Audit Committees primary responsibilities is to assist the Board in overseeing the Company’s management and independent registered public accounting firm in regard to our financial reporting and internal controls over financial reporting. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.
We have (a) reviewed and discussed our Company’s audited financial statements for the fiscal year ended December 31, 2010, with management; (b) discussed with our Company’s independent registered public accounting firm the matters required to be discussed by Codification of Statements on Auditing Standards, AU § 380 regarding communication with Audit Committees; (c) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (d) discussed with the independent registered public accounting firm its independence.
Based on the review and discussions with management and our independent registered public accounting firm referred to above, we recommended to our Board of Directors that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee:

Jack A. Henry (Chair)
David J. Johnson
Gerald J. Colangelo

EXECUTIVE OFFICERS
The following sets forth information regarding our non-director executive officers as of the date of this proxy statement. For information regarding Brent D. Richardson, our Executive Chairman, Brian E. Mueller, our Chief Executive Officer and a director, and Christopher C. Richardson, our General Counsel and a director, see “Proposal No. 1 — Election of Directors — Directors and Director Nominees.”

Name	Age	Position
Dr. W. Stan Meyer	50	Executive Vice President
Daniel E. Bachus	40	Chief Financial Officer
Joseph N. Mildenhall	57	Chief Information Officer
Dr. Kathy Player	47	Grand Canyon University President
Dr. W. Stan Meyer has been serving as our Executive Vice President since July 1, 2008. From August 2002 to June 2008, Dr. Meyer was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between June 2006 to June 2008 as its executive vice president of marketing and enrollment. Dr. Meyer previously served as a regional vice president of the University of Phoenix Online, a unit of the University of Phoenix, and division director of Axia College and of the School of Advanced Studies, also units of the University of Phoenix. From 1983 to 2002, Dr. Meyer held several positions with the Concordia University system, including director of operations for Concordia University’s education network. Dr. Meyer received a Bachelor of Arts in Communications degree from Concordia University and a Master of Business Administration degree and a Doctor of Education in Institutional Management degree from Pepperdine University.
Daniel E. Bachus has been serving as our Chief Financial Officer since July 1, 2008. From January 2007 until June 2008, Mr. Bachus served as chief financial officer for Loreto Bay Company, a real estate developer. From 2000 to 2006, Mr. Bachus served as the chief accounting officer and controller of Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix. From 1992 to 2000, Mr. Bachus was employed by Deloitte & Touche LLP, most recently as an audit senior manager. Mr. Bachus received a Bachelor of Science degree in Accountancy from the University of Arizona and a Master in Business Administration degree from the University of Phoenix. Mr. Bachus is also a certified public accountant.
Joseph N. Mildenhall has been serving as our Chief Information Officer since September 2009. From 1998 to September 2009, Mr. Mildenhall was employed by Apollo Group, Inc., a for-profit, postsecondary education company and the parent company of the University of Phoenix, serving between June 2006 and September 2009 as its chief information officer. From 1998 to 2006, Mr. Mildenhall directed the design, development and deployment of the University of Phoenix online education environment and the student and faculty Internet portal supporting the rapid growth of the online campus beginning in 1998. From 1979 to 1988, Mr. Mildenhall held increasingly responsible roles in software development at J&K Computer Systems, eventually becoming vice president and co-owner. When J&K Computer Systems was acquired by National Computer Systems, Mr. Mildenhall continued in senior software development and technology leadership roles through 1998. Mr. Mildenhall holds a Bachelor of Science degree in Accounting from Brigham Young University and a Master of Business Administration from the University of Phoenix.
Dr. Kathy Player has been serving as Grand Canyon University President since July 31, 2008. From 2007 to July 2008, she served as our Provost and Chief Academic Officer. From 1998 to 2007, Dr. Player served in several other leadership roles at Grand Canyon University, including most recently as Dean of the Ken Blanchard College of Business. Dr. Player received a Bachelor of Science degree in Nursing from St. Joseph’s College, a Master of Business Administration degree and a Master of Science degree in Nursing Leadership from Grand Canyon University, a Master of Science degree in Counseling from Nova Southeastern University, and a Doctorate of Education degree in Counseling Psychology from Argosy University (formally the University of Sarasota).

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis should be read in conjunction with “Compensation of Named Executive Officers” and the related tables that follow.
Executive Summary
We are a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in our core disciplines of education, business, healthcare, and liberal arts. We offer programs online as well as ground programs at our approximately 100-acre traditional campus in Phoenix, Arizona and onsite at the facilities of employers. At December 31, 2010, we had approximately 41,500 students. At December 31, 2010, 91.0% of our students were enrolled in our online programs and, of those students 45.5% were pursuing master’s or doctoral degrees.
Fiscal 2010 was a transitional year for the Company. We made a strategic decision to scale down enrollment growth and focus on enhancing the academic reputation of our private, Christian-focused, market-supported institution. In addition, we made numerous operational and academic changes, including adjustments to our student refund policy, the strengthening of our academic progress policy, the raising of our admissions requirements and the transition from a “term-based” financial aid system (where all students, including online students, begin programs and are eligible to receive financial aid at periodic start dates pursuant to a calendar-based term system) to a “borrower-based, non-term” or “BBAY” financial aid system (where each student may begin a program and be eligible to receive financial aid at any time throughout the year). While these changes had a significant negative impact on our short-term financial results, we believe they are in the long-term best interest of the Company.
In addition, throughout 2010, our industry faced a changing regulatory environment with new proposed and final rules being issued by the Department of Education and legislative hearings and initiatives in both the U.S. Senate and House of Representatives. For a complete description of these matters, please see “Business — Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K.
Our senior management guided our company through these changes while still producing very positive financial results:
•	Net revenue increased 47.3% to $385.8 million for fiscal 2010, compared to $261.9 million for fiscal 2009;
•	Operating income increased 57.9% to $73.5 million for fiscal 2010, compared to $46.6 million for fiscal 2009. The operating margin for fiscal 2010 was 19.1%, compared to 17.8% for fiscal 2009;
•	Adjusted EBITDA increased 55.4% to $101.2 million for fiscal 2010, compared to $65.1 million for fiscal 2009;
•	Net income increased 62.5% to $44.4 million for fiscal 2010, compared to $27.3 million for fiscal 2009; and
•	Diluted net income per share was $0.96 for fiscal 2010, compared to $0.60 for fiscal 2009

We also had positive non-financial developments in 2010, including:
•	The focus on the quality of our online student body resulted in an increase in the number of graduate students as a percentage of the total online student body to 45.5% in 2010 from 44.5% in 2009 and an increase in the number of our nursing and education students, who as a group have the highest graduation rates and lowest default rates, as a percentage of the total online student body to 19.3% and 49.6% in 2010 from 13.4% and 49.1% in 2009, respectively;
•	The focus on the quality of our campus-based students and our ground campus resulted in an increase in the number of campus-based students from 3,113 in 2009 to 3,748 in 2010 and an increase in the average incoming G.P.A. of these students. While we currently expect to have between 4,200 and 4,500 campus-based students in fall 2011, we expect the quality of these students to continue to improve;
•	We continued to focus on academic excellence initiatives, including a new learning system that we will begin to implement in the first half of 2011 and which we expect will increase student learning and faculty effectiveness and result in higher retention rates, as well as the build out of our instructional design team, who work to improve the curriculum, instruction and course sequencing in many of our programs.
Finally, during fiscal year 2010, we continued practices that are considered standard for good corporate governance and executive compensation, including:
•	Strong alignment between company-wide and personal performance and payouts under our annual cash incentive plan;
•	The absence of any multi-year guaranteed bonuses;
•	Severance arrangements with our named executive officers that are limited to one year of base salary and benefits and limited acceleration of vesting; and
•	Double-trigger change-in-control arrangements with our named executive officers.
Given these factors and practices, we believe our executive compensation in fiscal year 2010 appropriately reflected the economic and regulatory environments, the performance of the Company and the relationship with market compensation necessary to retain and motivate our executives.
We anticipate 2011 may be equally as challenging. It appears that our industry is beginning to face an increased amount of competition for working adult students as more universities have begun offering working adults options to return to school, and the easing of the economic downturn of the last three years, which had created a counter-cyclical environment. The legislative hearings and initiatives in the U.S. Senate, House of Representatives and at the Department of Education appear as if they will also continue.
Overview of 2010 Executive Compensation
The purpose of this compensation discussion and analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers, who consist of our principal executive officer, our principal financial officer, and our five other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2010, was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year, all as set forth in the Summary Compensation Table set forth below.

This compensation discussion and analysis addresses and explains the compensation practices we followed in 2010, the numerical and related information contained in the summary compensation and related tables presented below, and actions we have taken regarding executive compensation since the end of our 2010 fiscal year. Specifically, this compensation discussion and analysis addresses:
•	the objectives of our compensation program (found in the section entitled “Objectives of Compensation Programs”);
•	what our compensation program is designed to reward (also described in the section entitled “Objectives of Compensation Programs”);
•	each element of compensation (set forth in the section entitled “Compensation Programs Design and Elements of Compensation”);
•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);
•	how amounts and formulas for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives); and
•	how each compensation element and our decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements (described with each element of compensation).
Compensation Determinations
All of our named executive officers who appear in the Summary Compensation Table are parties to employment agreements, and the level of base salary to be paid to those officers over the term of their respective employment agreements was determined as part of the negotiation process relating to such agreements.
Our Compensation Committee’s charter empowers it to set all compensation, including, but not limited to, salary, bonus, incentive compensation, equity awards, benefits and perquisites, for our executive officers. Our Compensation Committee makes such determinations with respect to our Executive Chairman and Chief Executive Officer and, for all other executives, makes such determinations in consultation with our Executive Chairman and Chief Executive Officer. For additional information regarding the Compensation Committee, please see “Corporate Governance and Board Matters — Committees of Our Board of Directors — Compensation Committee.”
Objectives of Compensation Programs
We pay our executive officers based on business performance and individual performance, and, in setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive.
Compensation philosophy. Under our compensation philosophy, a named executive officer’s total compensation will vary based on our overall performance and the particular named executive officer’s personal performance and contribution to our overall results. This philosophy generally applies to all of our employees, although the degree of variability and compensation at risk increases as an employee’s function and level of responsibility increases. Our overall goals in implementing this philosophy are to attract, motivate, and retain highly qualified individuals responsible for guiding us and creating value for our investors.
Compensation objectives. We believe that the compensation program we follow helps us achieve the following objectives:
•	Compensation should be related to performance. We believe that the performance-based portion of an individual’s total compensation should increase as the individual’s business responsibilities increase. Thus, a material portion of executive compensation is linked to our and the individual’s performance, which also serves to align the named executive officers’ interests with those of our investors.
•	Compensation should be competitive and cost effective. We believe that our compensation programs should foster an innovative, high integrity, and performance-oriented culture that serves to attract, motivate, and retain executives and other key employees with the appropriate skill sets to lead us through expected future growth in a dynamic, competitive, and highly regulated environment. Accordingly, we seek to provide compensation, in amounts and based on performance targets, necessary to achieve these goals and which is of fair value relative to other positions at the Company.

Company compensation policies. During 2010, our named executive officers’ total in-service compensation consisted of base salaries, cash bonuses, limited perquisites, and other benefits generally available to all employees. With regard to these components, we adhere to the following compensation policies:
•	Founders with significant equity stakes require limited cash or equity incentives. As founders of our Company, Brent D. Richardson and Christopher C. Richardson have significant equity ownership in the Company. We believe that the Richardsons’ ownership stake provides a level of motivation that would not be appreciably enhanced through material cash bonus opportunities or the grant of further equity incentives. Accordingly, in 2010, the Richardsons were compensated solely through base salary, a limited bonus and limited perquisites.
•	Cash should be the principal component of compensation. The Company’s compensation policy focuses most heavily on providing the opportunity for its named executive officers to earn total cash compensation at levels that enable the Company to achieve the motivation and retention goals described above, and to provide equity incentives as a reward for superior performance rather than as a substitute for cash compensation.
•	Base salaries should generally be the largest component of cash compensation. Our compensation programs generally reflect our view that base salaries reflect compensation for the named executive officers to perform the essential elements of their respective jobs, and that cash bonuses are a reward for superior company and individual performance. In this regard, base salary should generally be the largest component of cash compensation.
•	Cash incentives should be linked to performance. Under our Cash Incentive Plan, bonuses paid to our named executive officers are based on overall company and individual performance.
We believe our policies have helped us achieve our compensation objectives of attracting, motivating, retaining, and rewarding our key officers.
Compensation Programs Design and Elements of Compensation
We choose to pay each element of compensation to further the objectives of our compensation program, which, as noted, include the need to attract, motivate, retain, and reward key leaders critical to our success by providing competitive total compensation.
Elements of In-Service Compensation. For our 2010 fiscal year, our executive compensation mix included base salary, cash bonuses, share-based compensation, limited perquisites, and other benefits generally available to all employees. We generally determine the nature and amount of each element of compensation as follows:
•	Base salary. We typically agree upon a base salary with a named executive officer at the time of initial employment. The amount of base salary agreed upon, which is not at risk, reflects our views as to the individual executive’s past experience, future potential, knowledge, scope of anticipated responsibilities, skills, expertise, and potential to add value through performance, as well as competitive industry salary practices. Although minimum base salaries for each of our current named executive officers are set by their respective employment agreements, as described below, we review executive officer salaries annually and may increase them based on an evaluation of the Company’s performance for the year and the performance of the functional areas under an executive officer’s scope of responsibility. We also consider qualitative criteria, such as education and experience requirements, complexity, and scope or impact of the position compared to other executive positions internally.
•	Bonuses. We provide cash bonuses, which typically are at-risk, to recognize and reward our named executive officers based on our success and their individual performance in a given year. For 2010, we awarded performance-related bonuses based on the Cash Incentive Plan. The operation of this plan as it relates to our named executive officers is described in more detail below.

•	Share-based compensation. Our Equity Incentive Plan had authorized 6,478,015 shares of common stock for grants as of December 31, 2010. Under the terms of this plan, the number of shares authorized for grants thereunder automatically increased on January 1, 2011 by 2.5% of the number of shares of our common stock issued and outstanding on December 31, 2010, to 7,621,065 shares. In 2010, our named executive officers received grants under this plan as part of an overall, annual grant made to company employees.
•	Perquisites. We seek to compensate our named executive officers at levels that eliminate the need for material perquisites and enable each individual officer to provide for his or her own needs. Accordingly, in 2010, we provided limited perquisites to our named executive officers. See “Compensation of Executive Officers — Summary Compensation Table” for additional detail.
•	Other. We offer other employee benefits to named executive officers for the purpose of meeting current and future health and security needs for the executives and their families. These benefits, which we generally offer to all eligible employees, include medical, dental, and life insurance benefits; short-term disability pay; long-term disability insurance; flexible spending accounts for medical expense reimbursements; a 401(k) retirement savings plan; and free tuition for a spouse or up to two children with no more than two participants receiving the tuition benefit at any one time. The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Code. Employees may make pre-tax contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits, with such contributions subject to a matching Company contribution up to prescribed limits.
Elements of Post-Termination Compensation and Benefits. The employment agreements of our current named executive officers provide for post-termination salary and benefit continuation in the event of a termination by us without Cause (as defined below) or by the executive for Good Reason (as defined below) or in the event of any such termination within 12 months following a Change in Control (as defined below), and for so long as the named executive officer abides by customary confidentiality, non-competition, and non-solicitation covenants and executes a full release of all claims, known or unknown, that the executive may have against the Company. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable, and we have not historically taken into account any amounts that may be received by a named executive officer following termination when establishing current compensation levels. The elements of post-termination compensation that were in effect during 2010 pursuant to the written employment agreements consisted of the following:
•	Salary continuation. Each named executive officer would continue to receive salary payments for a period of 12 months following any qualifying termination of employment.
•	Benefits continuation. Each named executive officer would continue to receive Company -paid premiums for continued group health benefits under COBRA during the 12-month salary continuation period.
•	Partially accelerated vesting of stock options. Mr. Mueller, Dr. Meyer, and Mr. Bachus would receive partial acceleration of the vesting of certain of their stock options to the next vesting date immediately following the date of termination, in the event of a termination by us without Cause or by the executive for Good Reason.
•	Fully accelerated vesting of stock options. In the event of a termination by us without Cause or by the executive for Good Reason within 12 months following a Change in Control, each named executive officer would receive full acceleration of the vesting of their stock options.
See “Potential Payments Upon Termination or Change in Control” for additional detail.

Impact of Performance on Compensation
Under the Cash Incentive Plan, a participant’s bonus is based on the Company’s achievement of revenue and Adjusted EBITDA targets, as well as the participant’s achievement of individual performance goals. For purposes of the plan, Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that was terminated as of April 15, 2008; (ii) share-based compensation and any other expense related to equity compensation awards for the applicable fiscal year; (iii) any extraordinary, nonrecurring items, as determined by the Compensation Committee; and (iv) all amounts (including settlement payments, legal fees, costs and other litigation and/or settlement expenses) expensed during the applicable fiscal year in connection with the settlement of litigation matters. We focus on Adjusted EBITDA in connection with our Cash Incentive Plan because we believe that it provides useful information regarding our operating performance and executive performance as it does not give effect to items that management does not consider to be reflective of our core operating performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Discussion” in our Annual Report on Form 10-K for further information. As such, we believe it is fair and reasonable to our executives to assess their individual performance on the same basis as our performance is assessed by our Board of Directors and investors.
Company performance. Depending on a participant’s management level, the financial metrics account for between 60% and 80% of the target bonus and the specific individual performance goals account for between 20% and 40% of the target bonus.
Individual performance. In reviewing individual performance, we look at an executive’s achievement of non-financial objectives that, with respect to a given participant, may include achieving objectives related to, among other things, program development and expansion, regulatory compliance, and enrollment growth.
Calculation of bonuses. For each named executive officer, the Compensation Committee establishes a target bonus, which is stated as a percentage of the officer’s base salary. For 2010, the target bonus percentage for the named executive officers was as follows:

Target Bonus as a
Name	Percentage of Base Salary
Brent D. Richardson	8.4%
Brian E. Mueller	100.0%
Dr. W. Stan Meyer	75.0%
Daniel E. Bachus	75.0%
Joseph N. Mildenhall	50.0%
Christopher C. Richardson	50.0%
Dr. Kathy Player	50.0%
For each named executive officer, the financial metrics account for 80% of the target bonus, with the revenue target and the Adjusted EBITDA target accounting for 50.0% each of such 80%, respectively, and the specific individual performance goals accounting for 20% of the target bonus. The actual percentage is determined on the basis of the Company’s achievement of the revenue and Adjusted EBITDA targets that the Compensation Committee establishes for the applicable fiscal year. With respect to these targets, the threshold goal is set using the Company’s budget for the applicable fiscal year. For participants to earn any payout under the plan, the Company must achieve at least of 95% of both budgeted revenue and Adjusted EBITDA. Assuming both of these thresholds are achieved, payouts are made based on the Company’s achievement of a minimum of 95% of budgeted revenue and Adjusted EBITDA (resulting in a bonus of 50% of the target bonus allocable to the financial metrics) and a maximum of 105% of budgeted revenue and 107% of Adjusted EBITDA (resulting in a bonus of 150% of the target bonus allocable to the financial metrics). Performance between minimum and maximum levels results in prorated payments to plan participants using straight-line interpolation.

Shown below is a summary of the matrix described above:

Goal	Threshold	Target	Maximum

Revenue goal (50.0% of financial metric)	95% of budget	100% of budget	105% of budget

Adjusted EBITDA (50.0% of financial metric)	95% of budget	100% of budget	107% of budget

Bonus payout as a % of target bonus allocable to financial metrics	50%	100%	150%
Under the Cash Incentive Plan, the actual bonus that a named executive officer could earn under the plan for a given fiscal year ranges from 0% to a maximum of 140% of his or her annual target bonus (with such maximum achieved by obtaining the maximum payout for achieving the financial metrics (80% * 150%, or 120%) and achieving the individual goals (an additional 20%). To illustrate how the plan functions, assume that a participant’s base salary for 2010 is $300,000 and that the target bonus is 50% of base salary. Of this target bonus of $150,000, $60,000 (or 50.0% of the 80% subject to achievement of the financial metrics) would be based upon the Company’s achievement of the revenue target, $60,000 (or 50.0% of the 80% subject to the achievement of the financial metrics) would be based on the Company’s achievement of the Adjusted EBITDA target, and $30,000 (20%) would be based on the participant’s achievement of his or her individual performance goals. If the revenue target is achieved at the threshold level (so only 50% of the revenue component is payable at that level), the Adjusted EBITDA target is achieved at the target level (so that 100% of the Adjusted EBITDA component is payable at that level), and the specific individual performance goals are met, the participant would be entitled to a potential bonus of $120,000 (calculated as $30,000 plus $60,000 plus $30,000).
The plan for eligible senior management other than the named executive officers is similar to the above, except that, for participants below the named executive officer level, the bonus is calculated based on two six-month cycles, such that the determination of the bonus payable for each half of the applicable year is determined on the basis of the achievement of the revenue, Adjusted EBITDA and individual performance targets established for each such period.
2010 financial goals. The following table shows the Company financial goals established for the named executive officers for 2010. These financial goals were selected based upon the Company’s budget for 2010, which the Board of Directors believes is the appropriate level at which to set goals in order to maximize the incentive for superior performance.

			Maximum
			(105% of Budget for
	Threshold	Target	Revenue/107% of Budget
	(95% of Budget)	(100% of Budget)	for Adjusted EBITDA
Revenue	$379,549,607	$399,525,902	$419,502,197
Adjusted EBITDA	94,825,138	99,815,935	106,803,050
2010 individual goals. The individual performance goals applicable to the named executive officers in 2010 focused on each executive’s achievement of one or more objectives that related to their specific duties and responsibilities on behalf of the Company. For Mr. Mueller, Dr. Meyer, Mr. Bachus, Mr. Chris Richardson, Mr. Mildenhall, and Dr. Player, one individual performance goal was to manage their individual departments within budget. Mr. Brent Richardson’s individual performance goals included providing insight and direction to the senior management team regarding key corporate objectives. The individual performance goals for Mr. Mueller and Dr. Meyer included developing solutions for operational challenges such as improving student time to completion, transitioning to a borrower-based financial aid environment, improving staff to student ratios, and developing campus infrastructure. The individual performance goals for Mr. Mueller and Mr. Bachus included participation in a specified number of investor conferences and/or investor meetings. Dr. Meyer’s individual performance goals included developing a media and marketing strategy that improved the marketing awareness of Grand Canyon University. Mr. Bachus individual performance goals included managing the financial and reporting functions to ensure that no material weaknesses occurred within the Company’s financial reporting structure and overseeing the transition to the federal direct lending program. The individual performance goals for Mr. Chris Richardson included working with outside legal counsel to resolve outstanding legal matters and demonstrating leadership in other management areas such as human resources and state licensure. Dr. Player’s individual performance goals included producing a comprehensive Presidential Report regarding Grand Canyon University and its colleges and working on solutions to improve certain academic related items.

Actual performance vs. compensation paid for 2010. For 2010, each named executive officer achieved performance payout percentages of between 85.0% and 100.0% of the 20.0% portion of their respective bonus awards that are allocable to individual performance goals. In addition, the Company achieved revenue equal to 96.6% of target and Adjusted EBITDA equal to 101.4% of target, resulting in performance payout percentages of 66.0% for the revenue component of the target bonus and 110.0% for the adjusted EBITDA component of the target bonus. Accordingly, the named executive officers achieved incentive bonuses equal to the following percentages of their base salaries:

		Adjusted
	Revenue	EBITDA	Individual Goals	2010 Bonus as	2010 Bonus as
	Performance	Performance	Performance	Percentage of	Percentage of
Name	Payout (%)	Payout (%)	Payout (%)	Target Bonus (%)	Base Salary($)	2010 Bonus ($)
Brent D. Richardson	66.0%	110.0%	100.0%	90.4%	7.6%	$22,600
Brian E. Mueller	66.0%	110.0%	100.0%	90.4%	90.4%	$542,400
Dr. W. Stan Meyer	66.0%	110.0%	93.8%	89.2%	66.9%	$234,019
Daniel E. Bachus	66.0%	110.0%	100.0%	90.4%	67.8%	$237,300
Christopher C. Richardson	66.0%	110.0%	100.0%	90.4%	45.2%	$134,470
Joseph N. Mildenhall	66.0%	110.0%	100.0%	90.4%	45.2%	$135,600
Dr. Kathy Player	66.0%	110.0%	85.0%	87.4%	43.7%	$120,175
Equity Incentives
In 2008, our Board of Directors and stockholders adopted the Equity Incentive Plan and authorized and reserved a total of 4,199,937 shares of our common stock for issuance thereunder. The number of shares authorized and reserved under the Equity Incentive Plan will increases on each subsequent January 1 through 2018 by an amount equal to the smaller of (a) 2.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) a lesser amount determined by our Board of Directors. As of January 1, 2011, there is authorized and reserved a total of 6,478,015 shares under the Equity Incentive plan. Shares subject to awards that expire or are cancelled or forfeited will again become available for issuance under the Equity Incentive Plan. The shares available are not reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares are deducted from the shares available under the Equity Incentive Plan.
The following table provides information as of December 31, 2010, with respect to shares of our common stock that may be issued under our existing equity compensation plans:
Equity Compensation Plan Information

	Number of securities to be		Weighted-average	Number of securities
	issued upon exercise of		exercise price of	remaining available for
	outstanding options,		outstanding options,	future issuance under
Plan Category	warrants and rights		warrants and rights	equity compensation plans
Equity Compensation Plans Approved by Securityholders	4,443,962	(1)	$14.19	2,034,053	(2)
Equity Compensation Plans Not Approved by Securityholders	None		—	None

Total	4,443,962	(1)	$14.19	2,034,053	(2)

(1)	Includes outstanding options to purchase shares of our common stock under our Equity Incentive Plan.

(2)	Includes shares available for future issuance under our Equity Incentive Plan.

We may grant awards under the Equity Incentive Plan to our employees, officers, directors, or consultants, or those of any future parent or subsidiary corporation or other affiliated entity. While we may grant incentive stock options only to employees, we may grant nonstatutory stock options, stock appreciation rights, restricted stock purchase rights or bonuses, restricted stock units, performance shares, performance units, and cash-based awards or other stock-based awards to any eligible participant.
Only members of the Board of Directors who are not employees at the time of grant are eligible to participate in the non-employee director awards component of the Equity Incentive Plan. The Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee, sets the amount and type of non-employee director awards to be awarded on a periodic, non-discriminatory basis. Non-employee director awards may be granted in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards.
In the event of a change in control, as described in the Equity Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Equity Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. In connection with a change in control, the Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all non-employee director awards will automatically be accelerated in full, and the vesting of awards held by each of our named executive officers who are parties to employment agreements will automatically be accelerated in full upon termination other than for cause upon or within 12 months following such change in control. The Equity Incentive Plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
Our Board of Directors has approved a policy relating to the granting of stock options and other equity-based awards. Under this policy:
•	all stock option grants, restricted stock awards, and other equity based awards, which we collectively refer to as stock-based grants, must be approved by the Compensation Committee;
•	the date for determining the strike price and similar measurements for stock-based awards will be the date of the meeting (or a date shortly after the meeting) or, in the case of an employee, director, or consultant not yet hired, appointed, or retained, respectively, the subsequent date of hire, appointment, or retention, as the case may be;
•	we will not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or intentionally delay the grant of stock-based awards until after the announcement of materially unfavorable news; and
•	the Compensation Committee will approve stock-based grants only for persons specifically identified at the meeting by management.
Role of the Compensation Consultant
The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of our outside compensation consultant. The Compensation Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its consultant to assist the Compensation Committee with its responsibilities related to our executive compensation programs. Mercer’s fees for executive compensation consulting to the Compensation Committee in fiscal year 2010 were $28,473. The executive compensation services provided include assisting in defining the Company’s executive compensation strategy, providing market benchmark information, supporting and reviewing the design of incentive compensation plans, advising on the competitiveness of executive officer compensation, and providing regulatory and governance guidance.

During the fiscal year, Mercer and its MMC affiliates were retained by Company management to provide services unrelated to executive compensation, including insurance brokerage services and services related to the Company’s employee health plans. The aggregate fees paid for those other services in fiscal 2010 were $149,000. The Compensation Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. Based on policies and procedures implemented by the Compensation Committee and by Mercer to ensure the objectivity of Mercer’s individual executive compensation consultant, the Compensation Committee believes that the consulting advice it receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company.
Effect of Accounting and Tax Treatment on Compensation Decisions
Internal Revenue Code Section 162(m) Policy
Section 162(m) of the Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). With regard to our Equity Incentive Plan, we previously relied on an exemption from Section 162(m) for a plan adopted prior to the time a company becomes a public company. In connection with this proxy statement, we are soliciting the approval of our stockholders with respect to the grant limitation within our 2008 Equity Incentive Plan. If stockholder approval of the grant limitation within our 2008 Equity Incentive Plan is not obtained, we will not make any further grants under the Equity Incentive Plan to our chief executive officer and our other named executive officers who are “covered employees” as defined in Section 162(m), or their successors, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained. With regard to the cash compensation we pay, in the form of both base salary and pursuant to our Cash Incentive Plan described above, we are also soliciting the approval of our stockholders of the Cash Incentive Plan in accordance with Section 162(m). If the Cash Incentive Plan is approved by stockholders, it will be effective for fiscal 2011, beginning January 1, 2011 and ending December 31, 2011, and will remain in effect for each fiscal year thereafter until terminated by our Board of Directors or Compensation Committee. No compensation will be paid under the Cash Incentive Plan to the named executive officers covered by the Cash Incentive Plan unless the Cash Incentive Plan is approved by stockholders.
Internal Revenue Code Section 409A
Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A.
Accounting Standards
Grants of stock options under the Equity Incentive Plan are recognized as compensation expense for the fair value of equity-based compensation awards. The Compensation Committee considers the accounting implications of significant compensation decisions, including in connection with decisions that relate to the Equity Incentive Plan and equity award programs thereunder. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Conclusion
We believe that the compensation amounts paid to our named executive officers for their service in 2010 were reasonable and appropriate and in our best interests.
Significant Events After December 31, 2010
The Compensation Committee granted stock options to the Company’s named executive officers, other than Brent D. Richardson and Christopher C. Richardson, effective March 11, 2011. Each option vests 20% on each of the first five anniversaries of the date of grant, and has an exercise price of $15.34, which is equal to the closing price of our common stock on the date of grant. The number of shares granted to each such officer is as follows:

Name	Number of Shares Subject to Option
Brian E. Mueller	150,000
Dr. W. Stan Meyer	80,000
Daniel E. Bachus	80,000
Joseph N. Mildenhall	80,000
Dr. Kathy Player	15,000
Compensation Policies and Practices as Related to Risk Management
In connection with the preparation of this proxy statement, our Compensation Committee reviewed and discussed our compensation policies and practices for senior management, including our named executive officers. In this regard, the Compensation Committee took note of the fact that:
•	We pay base salaries we believe are competitive and that are generally intended to constitute the largest component of cash compensation. We believe that this emphasis on paying competitive base salaries that are not at risk for performance discourages inappropriate risk taking;
•	Our Cash Incentive Plan focuses on the achievement of company-wide revenue and adjusted EBITDA targets and individual non-financial performance metrics (which can include metrics based on compliance with regulatory or other risk management policies). We believe that the design of the Cash Incentive Plan prevents participants from being able to materially enhance their bonus prospects through excessive or inappropriate risk-taking;
•	The cash payments that may be made to our named executive officers under the Cash Incentive Plan are subject to stated maximum limits, which we believe mitigates any risks that our named executive officers may take; and
•	The stock option grants made to our named executive officers, and all other employees, under the Equity Incentive Plan all vest in annual increments over a period of five years, which we believe discourages excessive or inappropriate short-term risk taking.
Based on that review, and with input from management, the Compensation Committee has determined that that there are no known potential risks arising from our compensation polices or practices that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

David J. Johnson (Chair)
Chad N. Heath
D. Mark Dorman
Compensation of Named Executive Officers
Summary Compensation Table
The following table sets forth the total compensation earned for services rendered by our principal executive officer, our principal financial officer, and our five other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2010 was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year. The listed individuals are referred to herein as the “named executive officers.”

						Non-Equity
						Incentive Plan	All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation
Name and Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total
Brent D. Richardson	2010	$297,500	—	$—	$—	$22,600	$17,408	$337,508
Executive Chairman	2009	297,500	—	—	—	25,425	17,408	340,333
	2008	297,500	18,000	—	—	—	15,628	331,128

Brian E. Mueller	2010	555,384	—	—	1,067,000	542,400	2,580	2,167,364
Chief Executive Officer and Director	2009	500,000	—	—	—	508,500	20,205	1,028,705
(Principal Executive Officer) (6)	2008	246,154	250,000	1,311,948	6,533,489	—	7,740	8,349,331

Dr. W. Stan Meyer	2010	327,692	—	—	426,800	234,019	2,745	991,256
Executive Vice President (6)	2009	300,000	—	—	—	152,550	5,391	457,941
	2008	147,692	75,000	—	2,613,394	—	—	2,836,086

Daniel E. Bachus	2010	316,538	—	—	426,800	237,300	420	981,058
Chief Financial Officer	2009	275,000	—	—	—	139,838	323	415,161
(Principal Financial Officer) (6)	2008	132,212	68,750		2,352,058	—	—	2,553,020

Christopher C. Richardson	2010	297,500	—	—	—	134,470	2,527	434,497
General Counsel and Director	2009	297,500	—	—	—	76,275	5,244	379,019
	2008	297,500	18,000	—	—	—	7,750	323,250

Mr. Joseph N. Mildenhall	2010	300,000	—	—	266,750	135,600	2,963	705,313
Chief Information Officer	2009	78,075	—	—	580,650	44,356	17,887	720,968

Dr. Kathy Player	2010	275,000	—	—	266,750	120,175	2,610	664,535
Grand Canyon University President	2009	275,000	—	—	—	139,838	5,346	420,184
	2008	230,000	75,000	—	398,139	—	7,750	710,889

(1)	For Mr. Mueller, Dr. Meyer, Mr. Bachus and Dr. Player, the amounts in this column for 2008 reflect non-performance-related bonuses that were negotiated in connection with the employment agreements we entered into with them prior to our initial public offering, as well as, for Dr. Player only, an additional discretionary bonus of $6,250. All other amounts in this column reflect discretionary bonuses paid prior to the time we became a public company.

(2)	The amounts shown in this column reflect the compensation costs attributable to an unrestricted stock grant made to Mr. Mueller in 2008 in connection with out initial public offering. The compensation costs are based on the grant date fair value for the shares of common stock granted. Such grant date fair value has been calculated on the basis of the fair market value of our common stock on the grant date. No shares of stock were granted in any year prior to 2008.

(3)	The amounts shown in this column reflect the compensation costs attributable to the stock options granted to the named executive officers in 2010, 2009 and 2008. The compensation costs are based on the grant date fair value of each stock option and do not take into account any estimated forfeitures related to service-based vesting conditions, if any. Assumptions used in the calculation of the grant date fair value of each option granted during the 2010, 2009 and 2008 fiscal year are set forth in Notes 2 and 15 to our financial statements for the fiscal year ended December 31, 2010 included in our 2010 Annual Report on Form 10-K. No options were granted in any year prior to 2008.

(4)	The amounts in this column reflect non-equity incentive payments earned pursuant to our Cash Incentive Plan.

(5)	For Mr. Brent D. Richardson, the amounts in this column include the value of payments made by us on a Company-owned vehicle used by Mr. Richardson. In 2009 for Mr. Mueller, the amount in this column reflects the value of tuition-free enrollment for an additional child at Grand Canyon University (beyond the single spouse or child tuition benefit available to all full-time Company employees at that time). For Mr. Mueller, Dr. Meyer, Mr. Christopher D. Richardson, Mr. Joseph N. Mildenhall and Dr. Player, the amounts in this column reflect matching payments made by the Company under our 401(k) plan. In 2010 and 2009, the amounts in this column include company paid life insurance premiums for all named executive officers.

(6)	Mr. Mueller, Dr. Meyer, and Mr. Bachus commenced employment with us on July 1, 2008. Mr. Mildenhall commenced employment with us on September 16, 2009.
2010 Grants of Plan-Based Awards
The following table sets forth certain information with respect to incentive plan awards under our Cash Incentive Plan and our Equity Incentive Plan for the fiscal year ended December 31, 2010 to each of our named executive officers:

					All Other
					Option
					Awards:	Exercise or	Grant Date
					Number of	Base Price	Fair Value of
		Estimated Future Payouts Under Non-Equity			Securities	of Option	Stock and
		Incentive Plan Awards(1)			Underlying	Awards	Option
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Options (#)	($/Sh)	Awards(2)
Brent D. Richardson	—	$12,500	$25,000	$35,000	—	—	—
Brian E. Mueller	Feb. 25, 2010	300,000	600,000	840,000	100,000	$21.10	$1,067,000
Dr. W. Stan Meyer	Feb. 25, 2010	131,250	262,500	367,500	40,000	21.10	426,800
Daniel E. Bachus	Feb. 25, 2010	131,250	262,500	367,500	40,000	21.10	426,800
Christopher C. Richardson	—	75,000	150,000	210,000	—	—	—
Joseph N. Mildenhall	Feb. 25, 2010	74,375	148,750	208,250	25,000	21.10	266,750
Dr. Kathy Player	Feb. 25, 2010	68,750	137,500	192,500	25,000	21.10	266,750

(1)	These amounts reflect the Threshold, Target and Maximum bonuses payable to our named executive officers under our Cash Incentive Plan. All such awards have been paid, and the actual amounts paid are set forth in the Summary Compensation Table above.

(2)	The dollar value reported in this column with respect to option awards represents the grant date fair value of each option award determined in accordance with the provisions of SFAS 123(R). A discussion of the valuation assumptions used in the SFAS 123(R) calculation of grant date fair value is set forth in Notes 2 and 15 to our financial statements for the fiscal year ended December 31, 2010, included in our 2010 Annual Report on Form 10-K.

2010 Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2010.

	Option Awards(1)				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares of	of Shares of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options (#)	Options (#)	Exercise Price	Option Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested	Vested
Brian E. Mueller	—	100,000	$21.10	February 25, 2020	—	—
	437,315	655,973	12.00	November 19, 2018	—	—

Dr. W. Stan Meyer	—	40,000	21.10	February 25, 2020	—	—
	174,926	262,389	12.00	November 19, 2018	—	—

Daniel E. Bachus	—	40,000	21.10	February 25, 2020	—	—
	157,433	236,151	12.00	November 19, 2018	—	—

Joseph N. Mildenhall	—	25,000	21.10	February 25, 2020	—	—
	15,000	60,000	17.03	September 16, 2019	—	—

Dr. Kathy Player	—	25,000	21.00	February 25, 2020	—	—
	31,955	26,240	12.00	November 19, 2018	—	—

(1)	For Dr. Player, 29,463 shares covered by her exercisable options were fully vested upon grant. The shares covered by the options granted to Mr. Mueller, Dr. Meyer, Mr. Bachus, Mr. Mildenhall and the remainder of Dr. Player’s options vest in five successive equal annual installments upon the completion of each year of service with us over the five year period measured from their grant date, subject to fully accelerated vesting in the event of a termination of employment by us without cause or by the executive for good reason within 12 months following a change in control of the Company. Mr. Mueller, Dr. Meyer, Mr. Bachus and Mr. Mildenhall also receive partially accelerated vesting through the next vesting date immediately following the date of termination, upon the termination of employment by us without cause or by the executive for good reason.
Option Exercises and Stock Vested
Dr. Player was the only one of our named executive officers that exercised stock options during the fiscal year ended December 31, 2010.

	Option Awards
	Number of Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)
Dr. Kathy Player	15,000	$210,000
Executive Employment Agreements
We are parties to employment agreements with each of our named executive officers. The agreements with Mr. Mueller, Dr. Meyer, and Mr. Bachus (entered into in July 2008), and the agreements with Messrs. Richardson and Richardson and Dr. Player (entered into in September 2008) each have a four-year term that automatically renew for one year periods after the initial four-year term unless either party provides written notice that it does not wish to renew the respective agreement. The agreement with Mr. Mildenhall (entered into in September 2009) has a three-year term and is also subject to automatic renewal. Except with respect to certain items of compensation, as described below, the terms of each agreement are similar in all material respects.
•	The agreements with each of Brent D. Richardson and Christopher C. Richardson provide for a base salary of $297,500, subject to annual review by the Compensation Committee, and entitle each to receive performance bonuses as determined by the Compensation Committee based upon the Company’s achievement of performance, budgetary, and other objectives, as set in advance by the Compensation Committee. The agreements do not set a target performance bonus as percentage of base salary, but leave such target to be determined by the Compensation Committee. In addition, and also as discussed elsewhere in this proxy statement, although Messrs. Richardson and Richardson are eligible to participate in the Equity Incentive Plan, we do not anticipate granting any material awards under the Equity Incentive Plan to them and their agreements do not provide for any such awards.

•	The agreements with each of Mr. Mueller, Dr. Meyer, Mr. Bachus, Mr. Mildenhall and Dr. Player provide for a base salary and a target bonus under our Cash Incentive Plan. Effective June 1, 2010, the Compensation Committee increased the base salaries of Mr. Mueller, Dr. Meyer and Mr. Bachus to $600,000, $350,000 and $350,000 from $500,000, $300,000 and $275,000, respectively, and also increased the target bonus for Dr. Meyer and Mr. Bachus to 75% of base salary from 50% of base salary. Mr. Mueller, Dr. Meyer, Mr. Bachus , Mr. Mildenhall, and Dr. Player are also eligible to receive equity incentive awards under our Equity Incentive Plan.
•	Each agreement entitles the executive to receive customary and usual fringe benefits generally available to our senior management, and to be reimbursed for reasonable out-of-pocket business expenses.
•	Each agreement entitles the executive to certain benefits upon his or her termination of employment under specified circumstances.
In addition, each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by these executives, see the heading “Potential Payments upon Termination or Change in Control” below.
Potential Payments upon Termination or Change in Control
Our employment agreements with our named executive officers entitle them to certain severance payments and other benefits in the event of certain types of terminations, which are summarized below.
Termination for Cause
Each of the employment agreements provides that if the named executive officer is terminated by us for “Cause,” the named executive officer will be entitled to receive only his or her base salary then in effect, pro rated to the date of termination, and all fringe benefits through the date of termination, and all of such officer’s vested and unvested options will terminate. For purposes of each of the employment agreements, “Cause” is defined as (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive with respect to the executive’s obligations or otherwise relating to the business of the Company; (b) the executive’s material breach of the employment agreement; (c) the executive’s breach of the Company’s employee nondisclosure and assignment agreement; (d) the executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (e) the executive’s inability to perform the essential functions of the executive’s position, with or without reasonable accommodation, due to a mental or physical disability; (f) the executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors, provided that the executive has received written notice of the action or omission giving rise to such determination and has failed to remedy such situation to the satisfaction of the Board of Directors within 30 days following receipt of such written notice, unless the executive’s action or omission is not subject to cure, in which case no such notice shall be required, or (g) the executive’s death.

Termination Without Cause or Termination for Good Reason
Each of the employment agreements provides that if the named executive officer’s employment is terminated by us without Cause, or by the executive for “Good Reason,” the named executive officer will be entitled to receive his or her base salary then in effect, pro rated to the date of termination, as well as a severance package consisting of the following:
•	a severance payment equivalent to 12 months of the executive’s base salary then in effect on the date of termination, payable in accordance with the Company’s regular payroll cycle commencing with the first payroll date occurring on or after the 60th day following the date of the executive’s termination of employment;
•	payment by us of the premiums required to continue the executive’s group health care coverage for a period of 12 months following the executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that the executive timely elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period; and
•	with respect to Mr. Mueller, Dr. Meyer, and Mr. Bachus, acceleration of the vesting of the next annual installment of the options granted to them in November 2008 that would otherwise have vested on the next vesting date following the termination of the executive’s employment.
To receive the severance package, the executive must: (i) comply with all surviving provisions of his or her agreement, including the non-competition, non-solicitation, and confidentiality provisions described below, and (ii) execute a full general release, releasing all claims, known or unknown, that executive may have against us arising out of or in any way related to executive’s employment or termination of employment with us. In addition, for options that previously vested, the executive has until the earlier of three months from the date of separation and the expiration of the applicable option to exercise such option.
For purposes of each of the employment agreements, “Good Reason” is defined as the occurrence of any of the following conditions without the executive’s written consent, which condition remains in effect 30 days after the executive provides written notice to us of such condition: (a) a material reduction in the executive’s base salary as then in effect prior to such reduction, other than as part of a salary reduction program among similar management employees, (b) a material diminution in the executive’s authority, duties or responsibilities as an employee of the Company as they existed prior to such change, or (c) a relocation of the executive’s principal place of work that increases the executive’s one-way commute distance by more than 50 miles; provided that the executive will be deemed to have given consent to any such condition if the executive does not provide written notice to us of his or her intent to exercise such rights within 30 days following the first occurrence of such condition.
Termination Upon a Change in Control
Each of the employment agreements provides that if the named executive officer’s employment is terminated by us without Cause or by the executive for Good Reason, in each case upon or within 12 months following a “Change in Control,” then, in addition to receiving his or her base salary then in effect, pro rated to the date of termination, and the severance package described above, the named executive officer will also be entitled to acceleration of the vesting of all stock options held by such executive that have not yet vested as of the date of such termination. For purposes of each of the employment agreements, “Change in Control” is defined as any one of the following occurrences: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total fair market value or total combined voting power of our then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (i) an acquisition of securities by any person who on the effective date of the employment agreement was the beneficial owner of more than 50% of such voting power, (ii) any acquisition of securities directly from us including, without limitation, pursuant to or in connection with a public offering of securities, (iii) any acquisition of securities by us, (iv) any acquisition of securities by a trustee or other fiduciary under a Company employee benefit plan, or (v) any acquisition of securities by an entity owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; (b) the sale or disposition of all or substantially all of the Company’s assets (other than a sale or disposition to one or more subsidiaries of the Company), or any transaction having similar effect is consummated; (c) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (d) the dissolution or liquidation of the Company.

Non-Competition and Non-Solicitation Obligations
Each of the agreements prohibits the executives from engaging in any work that creates an actual conflict of interest with us, and includes customary non-competition and non-solicitation covenants that prohibit the executives, during their employment with us and for 12 months thereafter, from (i) owning (except ownership of less than 1% of any class of securities which are listed for trading on any securities exchange or which are traded in the over the counter market), managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in the operation of a for-profit, postsecondary education institution or any other business that is in the same line of business as us; (ii) soliciting funds on behalf of, or for the benefit of, any for-profit, postsecondary education institution (other than us) or any other entity that competes with us; (iii) soliciting our current or prospective students to be students for any other for-profit, postsecondary education institution; (iv) inducing or attempting to induce any of our employees to leave our employ, or in any way interfering with the relationship between us and any of our employees; or (v) inducing or attempting to induce any of our students, customers, suppliers, licensees, or other business partners to cease doing business with, or modify its business relationship with, us, or in any way interfere with or hinder the relationship between any such student, customer, supplier, licensee, or business partner and us. Each of the executives has separately entered into a confidentiality agreement with us.
The following table provides information regarding the potential payments upon termination without Cause or for Good Reason, as well upon termination without Cause or for Good Reason after a Change in Control of the Company, which would have been paid to each executive in the event he or she had been terminated as of December 31, 2010. All payments in connection with any such termination will comply with Section 409A of the Code, to the extent Section 409A applies. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

				Termination without Cause or for Good Reason following
	Termination without Cause or for Good Reason			a Change in Control
	Cash		Acceleration of			Acceleration of
	Payment	Benefits	Vesting of Options	Cash Payment	Benefits	Vesting of Options
	($)(1)	($)(2)	($)(3)	($)(1)	($)(2)	($)(3)
Brent D. Richardson	$297,500	$14,681	$—	$297,500	$14,681	$—
Brian E. Mueller	600,000	14,681	1,659,611	600,000	14,681	4,978,834
Dr. W. Stan Meyer	350,000	14,681	663,844	350,000	14,681	1,991,533
Daniel E. Bachus	350,000	14,681	597,461	350,000	14,681	1,792,382
Joseph N. Mildenhall	300,000	11,283	38,400	300,000	11,283	115,200
Christopher C. Richardson	297,500	14,462	—	297,500	14,462	—
Dr. Kathy Player	275,000	5,075	—	275,000	5,075	296,503

(1)	Assumes a termination date of December 31, 2010, and is based on the executive’s salary in effect at such date.

(2)	Reflects the cost related to the continuation of the executive’s health benefits for the period specified.

(3)	Calculated based on an assumed termination date of December 31, 2010 and the closing market price of our common stock on the Nasdaq Global Market on such date, less the applicable exercise price for each option for which vesting is accelerated.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2011 for:
•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and named executive officers as a group.
The information in the following table has been presented in accordance with the rules of the SEC. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is 3300 W. Camelback Road, Phoenix, Arizona 85017.
The calculations of beneficial ownership in this table are based on 45,661,714 shares outstanding at February 28, 2011.

	Common Stock
	Amount and Nature of
	Beneficial Ownership	Percent of Class(1)
Principal Stockholders:
Endeavour Capital Fund IV, L.P. and affiliates(2)	5,000,000	11.0%
FMR LLC(3)	4,785,291	10.5%
Wells Fargo and Company(4)	2,843,887	6.2%
BlackRock, Inc.(5)	2,602,841	5.7%
Directors and Named Executive Officers:
Brent D. Richardson(6)	2,611,504	5.7%
Brian E. Mueller(7)	566,644	1.2%
Dr. W. Stan Meyer(7)	185,426	*
Daniel E. Bachus(7)	175,433	*
Christopher C. Richardson(8)	2,536,631	5.6%
Joseph N. Mildenhall(7)	21,100	*
Dr. Kathy Player(7)	36,955	*
Chad N. Heath(9)	5,010,000	11.0%
D. Mark Dorman(10)	5,005,000	11.0%
David J. Johnson(7)	109,870	*
Jack A. Henry	8,139	*
Gerald J. Colangelo	2,532	*
All directors and executive officers as a group (12 persons)	16,269,234	35.6%

*	Represents beneficial ownership of less than 1%

(1)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)	Endeavour Capital IV, LLC is the general partner of the Endeavour Entities and, except as noted below, has voting and dispositive power with respect to the shares held by the Endeavour Entities. Messrs. Chad N. Heath and D. Mark Dorman, each of whom is a managing director of Endeavour Capital IV, LLC and serves on our Board of Directors, disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests. The address for these entities is 920 SW Sixth Avenue, Suite 1400, Portland, Oregon 97204.

(3)	This information for FMR, LLC is based on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2011. The address for FMR, LLC is 82 Devonshire Street, Boston, MA 02109.

(4)	This information for Wells Fargo and Company is based on a Schedule 13G filed with the Securities and Exchange Commission on January 20, 2011. The address for Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94163.

(5)	This information for BlackRock, Inc. is based on a Schedule 13G filed with the Securities and Exchange Commission on January 21, 2011. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)	Consists of 2,611,504 shares of common stock held of record by Exeter Capital, LLC, a limited liability company of which Brent D. Richardson, our Executive Chairman, is the manager, which are attributable to, and beneficially owned by, Mr. Brent D. Richardson.

(7)	Includes shares of common stock issuable upon exercise of vested stock options.

(8)	Consists of 2,536,631 shares of common stock held of record by Calle Camelia Investments, LLC, a limited liability company of which Christopher C. Richardson, our General Counsel and a director, is a manager, which are attributable to, and beneficially owned by, Mr. Christopher C. Richardson.

(9)	Consists of 5,000,000 shares of common stock held beneficially and of record by the Endeavour Entities (see note (2) above) and 10,000 shares of common stock held of record by Mr. Heath. Mr. Heath, who is a managing member of Endeavour Capital IV, LLC, the general partner of the Endeavour Entities, and serves on our Board of Directors, disclaims beneficial ownership of the shares held of record by any of the Endeavour Entities except to the extent of his pecuniary interest in such shares.

(10)	Consists of 5,000,000 shares of common stock held beneficially and of record by the Endeavour Entities (see note (2) above) and 5,000 shares of common stock held of record by Mr. Dorman. Mr. Dorman, who is a managing member of Endeavour Capital IV, LLC, the general partner of the Endeavour Entities, and serves on our Board of Directors, disclaims beneficial ownership of the shares held of record by any of the Endeavour Entities except to the extent of his pecuniary interest in such shares.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Party Transactions
We have adopted a written related party transactions policy, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Under the policy, if we should discover related party transactions that have not been pre-approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. In addition, under the policy, certain types of transactions have been pre-approved by the Audit Committee, including employment arrangements with executive officers, director compensation, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions, and banking-related service transactions.

Certain Transactions
Set forth below is a summary of certain transactions since January 1, 2010, in which the Company was or is to be a participant and involving our directors, executive officers, beneficial owners of more than 5% of our common stock, and some of the entities with which the foregoing persons are affiliated or associated, and in which the amount involved exceeds or will exceed $120,000.
Agreements with Mind Streams and Lifetime Learning
Through December 2010, we were a party to an agreement with Mind Streams, LLC, which is owned and operated, in part, by Gail Richardson, the father of Brent D. Richardson, our Executive Chairman, and Christopher C. Richardson, our General Counsel and a director. Pursuant to this agreement, Mind Streams identified qualified applicants for admission to Grand Canyon University in return for which it was a paid a stated percentage of the net revenue (calculated as tuition actually received, less scholarships, refunds, and allowances) derived by us from those identified applicants that matriculate at Grand Canyon University. Additionally in 2010, we entered into an agreement with Lifetime Learning, LLC, another entity owned and operated, in part, by Gail Richardson, which generates and sells information regarding prospective students to us. For the year ended December 31, 2010, we expensed approximately $8.8 million pursuant to these arrangements, exclusive of the settlement arrangement discussed in the following paragraph and, as of December 31, 2010, approximately $9.4 million was due to these related parties.
As a result of new rules adopted by the Department of Education and effective July 1, 2011, we determined that revenue sharing arrangements like the agreement with MindStreams will most likely no longer be permitted. Accordingly, we allowed the agreement with MindStreams to expire by its terms effective December 31, 2010. In connection with such planned expiration and in consideration for amounts that we would continue to owe to Mind Streams under the arrangement following such expiration in respect of anticipated net revenue derived from any such currently matriculated students identified by Mind Streams who continue to take courses at the University in the future, we entered into an agreement with MindStreams, dated December 30, 2010, pursuant to which we agreed to pay Mind Streams an amount equal to (a) $8.5 million, plus (b) Mind Streams’ applicable share of any net revenue actually received by us on or before February 28, 2011 with respect to any such matriculated students that began a course prior to November 1, 2010. In return, Mind Streams agreed to (i) accept such amounts in full and complete satisfaction of all amounts owed by us to Mind Streams under the agreement, and (ii) transfer to us a proprietary database of potential student contacts. The amount paid by us covers both the present value of Mind Streams’ allocable share of such anticipated net revenue as well as the value of the acquired database.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our Company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our Company and written representations from our Company’s directors and executive officers, all reports required by Section 16(a) were filed on a timely basis for the fiscal year ended December 31, 2010.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona, 85017, Attn: Investor Relations, or by calling (602) 639-7500.
ADDITIONAL INFORMATION
Our 2010 annual report and our Annual Report on Form 10-K for fiscal year 2010, including financial statements, are available electronically along with our proxy statement to all stockholders of record as of March 28, 2011, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. Stockholders who wish to obtain a copy of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2010, and our proxy statement may do so without charge by writing to Investor Relations, Grand Canyon Education, Inc., 3300 W. Camelback Road, Phoenix, Arizona 85017.
As of the date of this proxy statement, management knows of no matters that will be presented for determination at the Annual Meeting other than those referred to herein. If any other matters properly come before the Annual Meeting calling for a vote of stockholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.
By Order of the Board of Directors,

Christopher C. Richardson
Secretary
Dated: March 28, 2011

APPENDIX A — GRAND CANYON EDUCATION, INC. ANNUAL CASH INCENTIVE PLAN
GRAND CANYON EDUCATION, INC.
Annual Cash Incentive Plan
I. PLAN OBJECTIVE
The Grand Canyon Education, Inc. Annual Cash Incentive Plan (the “Plan”) is an annual cash bonus program designed to motivate eligible participants to achieve financial and strategic objectives of Grand Canyon Education, Inc. (the “Company”). The Plan is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 162(m)”), with respect to participants who are Covered Employees.
II. PLAN ADMINISTRATOR
(a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The Committee shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m). The Committee may delegate responsibility for plan administration to a designee; provided, however, the Committee may not delegate its responsibility regarding the grant and administration of awards which are intended to qualify as performance-based compensation under Section 162(m). The term “Plan Administrator” as used herein shall mean the Committee or its designee.
(b) The Plan Administrator shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select participants in the Plan, to determine each participant’s target award, to approve all of the awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the Plan, and the Plan Administrator shall not be authorized to increase the amount of the award payable to a Covered Employee that would otherwise be payable pursuant to the terms of the Plan. The Plan Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including, the participants in the Plan and their respective beneficiaries.
III. ELIGIBILITY
Subject to such limitations or restrictions as the Plan Administrator may impose, the individuals eligible to participate in the Plan shall be regular employees of the Company and its subsidiaries, if any.
The Plan Administrator shall select the actual individuals who shall participate in the Plan for each Plan Year; provided that such selection with respect to those individuals who are Covered Employees shall be designated in writing no later than the Section 162(m) Designation Date.
IV. PERFORMANCE GOALS
(a) For each Plan Year for which awards are to be made under the Plan, the Plan Administrator will pre-establish the performance goal(s) to be achieved in order for any awards to be payable for that Plan Year and the threshold, target and maximum bonus amounts that may be paid if the performance goals are met; provided that with respect to those individuals who are Covered Employees the applicable performance goal(s) shall be established by the Plan Administrator in writing no later than the Section 162(m) Designation Date and otherwise in accordance with the requirements of Section 162(m).

(b) The performance goal(s) for participants who are Covered Employees will be based on one or more of the following business or operational criteria:
•	revenue targets;
•	Adjusted EBITDA targets (as such term is defined from time to time in the Company’s periodic reports as filed with the Securities and Exchange Commission);
•	return measures (including, but not limited to, return on assets, capital, investment, equity or sales, and total stockholder return);
•	earnings per share;
•	net income (before or after taxes) or operating income;
•	budget comparisons;
•	regulatory compliance;
•	productivity improvements;
•	measures of student satisfaction or achievement;
•	any combination of, or a specified increase in, any of the foregoing; and
•	the completion of corporate transactions intended to enhance the Company’s revenue or profitability.
Each of these measures will be defined by the Plan Administrator on a corporation, subsidiary, group or division basis and may be stated as an absolute value or as a value determined relative to a budget, an index or the performance of other entities and may include or exclude specified extraordinary items, as determined by the Plan Administrator.
(c) The specific goals for participants who are not Covered Employees may be based on the foregoing criteria or any other criteria determined by the Plan Administrator.
(d) Anything herein to the contrary notwithstanding, no performance goal for any participant may be used that would result in a payment being made under this plan that is based in any part, directly or indirectly, upon success in securing student enrollments or the award of financial aid in violation of applicable law.
V. TARGET BONUS LEVELS
(a) The Plan Administrator shall specify the threshold, target and maximum credited performance level(s) to be achieved with respect to the applicable performance goal(s) determined in accordance with Article IV, and the bonus amounts for each participant in the Plan that will be paid upon the attainment of the specified levels of achievement of the performance goal(s); provided that, with respect to those individuals who are Covered Employees, the Plan Administrator’s specification shall be made in writing no later than the Section 162(m) Designation Date. The Plan Administrator may also establish individual performance goals for each participant.
(b) Each participant will earn a bonus for a Plan Year based on the achievement of the performance goal(s) established by the Plan Administrator. The Plan Administrator may adjust, upward or downward, the bonus amount for each participant who is not a Covered Employee, based on the Plan Administrator’s determination of the participant’s achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines. The Plan Administrator may reduce (but not increase) the bonus amount for each Covered Employee based on the Plan Administrator’s determination of the participant’s achievement of personal and other performance goals established by the Plan Administrator and other factors as the Plan Administrator determines.
(c) Unless determined otherwise by the Plan Administrator, the target bonus amounts will be expressed as either an absolute dollar amount or a percentage of a participant’s base salary. In no event may the bonus paid to a participant for a Plan Year exceed two hundred percent (200%) of the participant’s base salary for the Plan Year.
(d) The maximum amount of compensation that a Covered Employee may receive under the Plan for any Plan Year is $2,000,000.

VI. PAYMENT OF BONUSES
(a) The Plan Administrator shall certify in writing the actual extent to which the applicable performance goal(s) have been achieved for the Plan Year and announce to the participants the bonus amounts that will be paid by the Company as soon as practicable following the final determination of the Company’s financial results for the Plan Year. Payment of the bonuses certified by the Plan Administrator shall be made in a single lump sum cash payment as soon as practicable following such certification but in any event no later than the 15th day of the third month following the end of the Plan Year. However, the Plan Administrator may provide with respect to participants, including Covered Employees, for periodic payments of bonuses based on achievement of the applicable performance goal(s) for one or more interim periods during a Plan Year (each an “Interim Performance Period”), as the Plan Administrator determines.
(b) Participants must be employed on the last day of the Plan Year or Interim Performance Period, as applicable, to be eligible for a bonus payment under the Plan, except as described in subsections (c) and (d) below.
(c) Participants who terminate employment prior to the last day of the Plan Year or Interim Performance Period, as applicable, will not be eligible for any bonus payment for that Plan Year or Interim Performance Period. However, the Plan Administrator shall have the discretion to authorize a full or partial payment of the bonus to which the participant would have actually become entitled had such individual continued in employee status through the payment date, should such individual’s employment terminate prior to such date by reason of his or her death, disability, retirement or involuntary termination due to a reduction in force, departmental reduction or job reduction that occurs after at least six (6) months of service during the Plan Year. The bonus amounts in these cases will be based on the achievement of the performance goal(s) for the entire Plan Year or Interim Performance Period, as applicable, and the participant’s actual level of individual performance. Such bonus amounts may be prorated based on the period of the participant’s actual employment during the Plan Year. Payment will be made in a single payment at the same time as all other bonuses for the Plan Year or Interim Performance Period, as applicable, are distributed.
(d) In the case of the death of a participant, any bonus payable to the participant shall be paid to his or her beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designated, the beneficiary will be the decedent’s estate.
(e) The Plan Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees, consistent, in the case of a Covered Employee, with Section 162(m).
VII. CHANGES TO PERFORMANCE GOALS AND TARGET AWARDS
At any time prior to the final determination of bonuses earned, for participants other than Covered Employees, the Plan Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature. The Plan Administrator may make the foregoing adjustments with respect to Covered Employees’ awards to the extent the Plan Administrator deems appropriate, provided that the pre-established terms of the award contemplate the specific adjustment(s) to be made and the adjustment(s) otherwise conform to the requirements of Section 162(m).
VIII. DEFERRALS
Participants who are eligible to participate in any deferred compensation plan of the Company, if any, may elect to defer all or a portion of the payment of their Plan awards to the extent and in accordance with the requirements of such deferral plan.

IX. AMENDMENT AND TERMINATION
Notwithstanding the above, the Committee, at its sole discretion, may amend, modify or change the Plan or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. However, such amendment shall not occur without the appropriate approval of the Company’s stockholders, if such approval is required by Section 162(m). The Committee may terminate the Plan at any time.
X. MISCELLANEOUS
(a) The following definitions shall apply:
(i) “Covered Employee” means a participant who is or may reasonably be expected to become as of the last day of the applicable Plan Year one of the group of “covered employees” as defined in the regulations promulgated under Section 162(m), or any successor statute.
(ii) “Plan Year” means the calendar year beginning January 1 and ending December 31.
(iii) “Section 162(m) Designation Date” means the earlier of (A) the date 90 days after the period of service to which the performance goal(s) relates or (B) the date on which 25% of the period of service to which the performance goal(s) relates has elapsed, and in any event at a time when the outcome of the performance goal(s) remains substantially uncertain.
(b) Neither the establishment of the Plan, nor any action taken hereunder, shall be construed as giving any participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company to terminate a participant’s employment at any time and for any or no reason. The Company is under no obligation to continue the Plan.
(c) A participant’s right and interest under the Plan may not be assigned or transferred, except upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay awards with respect to the participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.
(d) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation; awards shall be paid solely out of the Company’s general assets, and no participant shall have any right to any specific assets of the Company.
(e) The Company shall have the right to deduct from awards any and all federal, state and local taxes or other amounts required by law to be withheld.
(f) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on Monday, May 16, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/LOPE • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals —	The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3, 4 and 6 and 3 YRS for Proposal 5.

1. Election of Directors:	01 - Brent D. Richardson 04 - Chad N. Heath 07 - Jack A. Henry	02 - Brian E. Mueller 05 - D. Mark Dorman 08 - Gerald J. Colangelo	03 - Christopher C. Richardson 06 - David J. Johnson	+

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. To approve the Annual Cash Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code.	☐	☐	☐	3. To approve the Section 162(m) limits of our 2008 Equity Incentive Plan.	☐	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
4. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐	5. To recommend, on an advisory basis, the frequency of the advisory vote on named executive officer compensation.	☐	☐	☐	☐

	For	Against	Abstain
6. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear on the proxy. If held in joint tenancy, all persons must sign. Trustee, administrators, etc., should include title and authority. Corporations should provide the full name of corporation and the title of the authorized officer signing the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 17, 2011
10:00 a.m.
Grand Canyon Education, Inc.
McKinley Hall
3300 W. Camelback Road
Phoenix, Arizona 85017
Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on May 17, 2011. This proxy statement and our annual report for the year ended December 31, 2010, are available and may be viewed at
www.edocumentview.com/LOPE.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Grand Canyon Education, Inc.	+
Notice of 2011 Annual Meeting of Stockholders
McKinley Hall
3300 W. Camelback Road
Phoenix, Arizona 85017
Proxy Solicited by Board of Directors for Annual Meeting — Tuesday, May 17, 2011
Brian E. Mueller and Daniel E. Bachus, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Grand Canyon Education, Inc. to be held on Tuesday, May 17, 2011 or at any postponement or adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3, 4 AND 6 AND 3 YRS FOR ITEM 5.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)
 C Non-Voting Items
Change of Address — Please print new address below.

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